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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SANDISK CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SANDISK CORPORATION
951 SanDisk Drive
Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 18, 2015

To Our Stockholders:

        You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of SanDisk Corporation, a Delaware corporation (the "Company"), to be held on June 18, 2015 at 8:00 a.m., local time, at the Company's headquarters, 951 SanDisk Drive, Milpitas, CA 95035, for the following purposes:

  1.
  To elect eight directors to serve on the Company's Board of Directors for the ensuing year and until their respective successors are duly elected and qualified. The eight director nominees are Irwin Federman, Steven J. Gomo, Eddy W. Hartenstein, Dr. Chenming Hu, Catherine P. Lego, Michael E. Marks, Sanjay Mehrotra, and D. Scott Mercer.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2016.

  3.
  To pass an advisory resolution to approve the compensation of the Company's Named Executive Officers.

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. The Company's Board of Directors recommends that you vote (1) "FOR" each of the director nominees listed above; (2) "FOR" ratification of the appointment of Ernst & Young LLP; and (3) "FOR" the advisory resolution to approve the compensation of the Company's Named Executive Officers.

        Only stockholders of record at the close of business on April 20, 2015 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

        Regardless of whether you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials that was mailed to you. If you attend the meeting, you may revoke your proxy and vote your shares in person.

        We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Michael E. Marks Chairman of the Board of Directors

Milpitas, California
April 27, 2015

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

        The Company's proxy materials and Annual Report on Form 10-K are available at www.sandisk.com/IR.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
SANDISK CORPORATION
TO BE HELD JUNE 18, 2015

General

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board" and each member thereof, a "Director") of SanDisk Corporation, a Delaware corporation (the "Company," "SanDisk," "we," "us," or "our"), of proxies to be voted at the Company's 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 18, 2015, or at any adjournment or postponement thereof, for the purposes described herein. Stockholders of record at the close of business on April 20, 2015 (the "Record Date") will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, on June 18, 2015, at the Company's headquarters, 951 SanDisk Drive, Milpitas, CA 95035.

        These materials will be made available to stockholders entitled to vote at the Annual Meeting on or about April 27, 2015.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report

        Pursuant to the rules of the U.S. Securities and Exchange Commission (the "SEC"), the Company is furnishing its proxy materials and Annual Report on Form 10-K (the "Proxy Materials") primarily via the Internet. Accordingly, the Company will send a Notice of Internet Availability of Proxy Materials (the "Notice") to its stockholders of record and beneficial owners on or about May 1, 2015. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice or to request a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy of the Proxy Materials may be found in the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail, or electronically by e-mail, on an ongoing basis.

        Choosing to receive future Proxy Materials electronically saves the Company the cost of printing and mailing documents to its stockholders, expedites receipt of the materials and conserves natural resources. If a stockholder chooses to receive future Proxy Materials electronically, the stockholder will receive an e-mail for each future proxy material distribution with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder's election to receive the Proxy Materials electronically will remain in effect until such stockholder terminates the request.

        The Proxy Materials are also available at the Company's website at www.sandisk.com/IR. In addition, the Company will provide copies of any of the Proxy Materials free of charge to any stockholder who requests copies by calling 1-800-579-1639 or by sending an e-mail with the 12-Digit Control Number found on the Notice or proxy card in the subject line to sendmaterial@proxyvote.com.

Voting Rights

        On the Record Date, approximately 207,919,199 shares of the Company's common stock (the "Common Stock") were outstanding and entitled to vote at the Annual Meeting. The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

        In addition to voting in person at the Annual Meeting, stockholders may vote by proxy as follows:

        Internet.    A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card or voting information form.

        Telephone.    A stockholder can submit a proxy over the telephone by following the instructions provided in the proxy card or separate voting information form.

        Mail.    A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials.

        Stockholders are urged to specify their votes on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted as the Board recommends on each proposal and the persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc.

        Each share of Common Stock outstanding on the Record Date is entitled to one vote on each of the eight Director nominees and one vote on each other matter. With respect to the election of each of the eight Director nominees, you may vote FOR, AGAINST or ABSTAIN. To be elected, Directors must receive a majority of the votes cast with respect to such Director (e.g., the number of shares voted FOR a Director nominee must exceed the number of shares voted AGAINST that nominee). Under the Company's Corporate Governance Principles, each Director nominee submits, in advance of the Annual Meeting, an irrevocable resignation that will become effective if (i) a majority of the votes cast in the election are voted AGAINST the Director nominee and (ii) the Board accepts the tendered resignation. The Nominating and Governance Committee of the Board (the "Nominating and Governance Committee") considers any tendered resignation and makes a recommendation to the Board about whether to accept or reject the resignation, or to take other action. The Board will consider and act on the Nominating and Governance Committee's recommendation within 90 days from the date that the election results are certified and will disclose its action publicly within four business days of its decision.

        With respect to the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm and the advisory resolution to approve the compensation of the Company's Named Executive Officers (who are identified below in "Compensation Discussion and Analysis"), you may vote FOR, AGAINST or ABSTAIN with respect to each proposal. In order to be approved, each of these proposals requires the affirmative FOR vote of a majority in voting power of the shares of Common Stock which are present in person or represented by proxy and which are entitled to vote on the proposal. Any ABSTAIN vote will have the same effect as a vote AGAINST the matter.

        If your shares of Common Stock are held in "street name" (i.e., held for your benefit through a broker, bank, or other nominee), you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Please contact your bank, broker or other nominee to obtain a voting information form for you to use to direct how your shares should be voted. If you are a "street name" stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the bank, broker or other nominee that holds your shares of Common Stock, giving you the right to vote the shares instead of the bank, broker or other nominee holding your shares. A broker or nominee is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holder of such shares, a broker or nominee is not entitled to vote shares held for a beneficial holder on non-routine items considered at the Annual Meeting, such as the election of Directors and the advisory resolution to approve the compensation of the Company's Named Executive Officers. Consequently, if you do not give your broker specific instructions, your shares may not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval. However, abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists. Please instruct your broker or nominee so your vote can be counted on all proposals.

 Stockholders Sharing the Same Last Name and Address

        To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Common Stock but who share the same address, the Company has adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of the Notice and the Proxy Materials that are delivered until such time as one or more of these stockholders notifies the Company otherwise.

        Stockholders who receive a single set of Proxy Materials as a result of householding and wish to have separate copies of the Notice or the Proxy Materials may submit a request to: Investor Relations, c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035, or call the Company's Investor Relations department at (408) 801-1000, and the Company will promptly comply with such request. Stockholders may contact the Company's Investor Relations representative at the phone number above if it receives multiple copies of the Proxy Materials and would prefer to receive a single copy in the future.

Revocability of Proxies

        Any person giving a proxy has the power to revoke it at any time before the close of voting. Stockholders of record may revoke their proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held in "street name" (i.e., held for your benefit through a broker, bank, or other nominee), contact your broker or nominee for specific instructions on revoking your vote.

Solicitation of Proxies

        The Board is soliciting proxies for the Annual Meeting. The Company will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners who have requested to receive paper copies. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile or other means by Directors, officers or employees of the Company. No additional compensation will be paid to these individuals for these services. The Company may enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

 Annual Meeting Admission

        All stockholders entitled to vote as of the Record Date are entitled to attend the Annual Meeting. Such individuals should be prepared to present government-issued photo identification, such as a valid driver's license or passport, and verification of ownership of Common Stock or proxy status as of the Record Date for admittance. For stockholders of record as of the Record Date, proof of ownership as of the Record Date may be verified prior to admittance into the Annual Meeting. For stockholders who were not stockholders of record but held shares through a bank, broker or other nominee holder as of the Record Date, proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership, may be verified prior to admittance into the Annual Meeting. For proxy holders, proof of valid proxy status may be verified prior to admittance into the Annual Meeting. Stockholders and proxy holders will be admitted to the Annual Meeting if they comply with these procedures.

Stockholder Proposals and Nominations to be Presented at the 2016 Annual Meeting of Stockholders

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2016 Annual Meeting of Stockholders must be received by the Company no later than December 29, 2015 in order that they may be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. All such proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If the stockholder proposal is to be presented at the 2016 Annual Meeting of Stockholders but is not to be included in the Company's Proxy Statement, including any stockholder-recommended Director nomination, the notice of proposal or nomination, as applicable, must be received no earlier than January 20, 2016 and no later than February 19, 2016 and with such information required by the Company's Amended and Restated Bylaws (the "Bylaws"). Further information regarding stockholder submission of Director nominations is provided below in "Consideration of Director Nominees—Stockholder-Recommended Nominees."

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The Board currently consists of eight members. All current Directors have been recommended for nomination by the Nominating and Governance Committee, have been nominated by the Board for re-election and are standing for re-election. Each of the eight nominees were elected to the Board by the stockholders at the 2014 Annual Meeting of Stockholders. The Board has determined that each of the nominees listed below, other than Mr. Mehrotra and Dr. Hu, is independent as defined under SEC rules and the listing standards of the NASDAQ Global Select Market ("NASDAQ"). The Board determined that Dr. Hu is not independent because, as discussed below in "Certain Transactions and Relationships," Dr. Hu entered into Consulting Services Agreements with the Company in October 2013, January 2014 and May 2014. There are no family relationships between any executive officer, as defined in Rule 3b-7 (an "executive officer") of the Exchange Act, and any Director nominee. Directors elected to the Board will serve for the ensuing year and until their respective successors are duly elected and qualified. In the event that any Director nominee is unavailable to serve, which is not anticipated, the proxies will be voted for any nominee who is designated by the current Board to fill the resulting vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" each of the eight nominees named below. In accordance with the procedures described above under "Voting Rights," a Director nominee must receive a majority of the votes cast with respect to his or her election to the Board. The proxies solicited by this Proxy Statement may not be voted for more than eight nominees.

        Set forth below is additional information as of March 2, 2015 regarding the nominees to the Board.

Name	Position(s) with the Company	Age	First Elected/Appointed as a Director
Michael E. Marks(1)	Chairman of the Board	64	2003
Irwin Federman(2)(3)	Director	79	1988
Steven J. Gomo(2)(3)	Director	62	2005
Eddy W. Hartenstein(1)(2)	Director	64	2005
Dr. Chenming Hu	Director	67	2009
Catherine P. Lego(3)(4)	Director	58	2004
Sanjay Mehrotra	President, Chief Executive Officer and Director	56	2010
D. Scott Mercer(2)(3)	Director	64	2013

(1)
Member of the Nominating and Governance Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

(4)
Ms. Lego served as a member of the Board from 1989 to 2002 and returned to the Board in May 2004.

Business Experience and Qualifications of Nominees for Election as Directors

        Mr. Federman has served as a Director of the Company since September 1988.

        Employment History: Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer from 1979 to 1987, and Chief Financial Officer from 1970 to 1979, at Monolithic Memories, Inc., a semiconductor company.

        Education: Mr. Federman has a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University.

        Current Board Service: Mr. Federman has served as a director of Intermolecular, Inc. since June 2005, Mellanox Technologies, Ltd. since June 1999 and Check Point Software Technologies Ltd. since 1995.

        Director Qualifications: Mr. Federman has served in many senior leadership roles in the semiconductor industry throughout his career. The Board values Mr. Federman's experience serving as the chief executive officer and chief financial officer of a large, complex, publicly-held technology company, his venture capital experience, which is important to the Board's understanding of business development, financing, strategic alternatives and industry trends, and his extensive experience on the boards of publicly-held technology companies. Mr. Federman's tenure and experience provide valuable perspective on the cycles of the semiconductor industry and the Company. The Board also values Mr. Federman's significant experience, expertise and background in financial and accounting matters, including in the technology industry.

        Mr. Gomo has served as a Director of the Company since December 2005.

        Employment History: Mr. Gomo was Executive Vice President, Finance and Chief Financial Officer from October 2004 until his retirement in December 2011, and Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004, at NetApp, Inc., a storage and data management company. Mr. Gomo was also Chief Financial Officer of Gemplus International S.A. from November 2000 to April 2002, Chief Financial Officer of Asera, Inc. from February 2000 to November 2000 and Chief Financial Officer of Silicon Graphics, Inc. from February 1998 to February 2000. Previously, Mr. Gomo spent 24 years at Hewlett-Packard Company serving in various finance, financial management, manufacturing and general management positions.

        Education: Mr. Gomo has a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University.

        Current Board Service: Mr. Gomo has served as a director of Enphase Energy, Inc. since March 2011, NetSuite, Inc. since April 2012, and on the Board of Trustees for the Foundation of Oregon State University since October 2011.

        Prior Board Service: Mr. Gomo previously served as a director and member of the Audit Committee of Macromedia, Inc. from April 2004 until its acquisition in December 2005.

        Director Qualifications: Mr. Gomo's service as Chief Financial Officer of NetApp, Inc., as well as various senior finance roles with other companies in the technology industry, provides him with valuable insight into the Company's business. The Board also values Mr. Gomo's significant experience, expertise and background in financial and accounting matters in the technology industry.

        Mr. Hartenstein has served as a Director of the Company since November 2005.

        Employment History: Mr. Hartenstein was President and Chief Executive Officer of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, from May 2011 to January 2013. Mr. Hartenstein was also publisher and Chief Executive Officer of the Los Angeles Times from August 2008 to August 2014. Mr. Hartenstein was Chief Executive Officer from 2001 to 2004, and President from 1990 to 2001, of DIRECTV, Inc., a television service provider. Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy from the National Academy of Television Arts and Sciences for lifetime achievement in 2007.

        Education: Mr. Hartenstein has a B.S. in Aerospace Engineering, a B.S. in Mathematics and an honorary Doctor of Science from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology.

        Current Board Service: Mr. Hartenstein has served as Chairman of the board of directors of Tribune Publishing Company, a media company, since its divestiture from the Tribune Company in August 2014, a director of Sirius XM Radio Inc. since July 2008, including as the lead independent director since April 2013, a director of Broadcom Corporation since June 2008 and a director of City of Hope since 2007.

        Prior Board Service: Mr. Hartenstein previously served as a member of the Tribune Company board of directors from January 2013 until the Tribune Publishing Company divestiture in August 2014, Vice Chairman of the board of directors of The DIRECTV Group, Inc. from December 2003 until his retirement in December 2004, Chairman of the board of directors of DIRECTV, Inc. from 2001 through 2004 and a director of Thomson, S.A. (Thomson Multimedia) from 1999 until 2008.

        Director Qualifications: Mr. Hartenstein has experience in media relations and the communications industry and the Board benefits from his deep experience in the distribution of media content through a variety of channels. Mr. Hartenstein also brings significant senior leadership, technological and industry expertise to the Board. Mr. Hartenstein's experience as a director of other public companies provides insights with regard to the operation of the Board and its role in overseeing the Company. The Board also values Mr. Hartenstein's previous experience, including as the chief executive officer, of large, complex, publicly-held companies.

        Dr. Hu has served as a Director of the Company since August 2009.

        Employment History: Since 1976, Dr. Hu has been a professor in Electrical Engineering and Computer Science at University of California, Berkeley, most recently serving as the TSMC Distinguished Chair Professor Emeritus and Professor in the Graduate School. Dr. Hu was also Chief Technology Officer of Taiwan Semiconductor Manufacturing Company, a semiconductor company, from June 2001 to July 2004. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica.

        Education: Dr. Hu has a B.S. from National Taiwan University and an M.S. and a Ph.D. from the University of California, Berkeley, all in electrical engineering.

        Current Board Service: Dr. Hu has served as a director of Inphi Corporation since August 2010, Ambarella, Inc. since November 2011 and Fortinet, Inc. since August 2012.

        Prior Board Service: Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010, MoSys, Inc. from January 2005 to June 2010 and was founding Chairman of the board of directors of Celestry Design Technologies, Inc.

        Director Qualifications: Dr. Hu has experience and expertise in the technologies used and supported by the Company, which is useful in the Board's understanding of the Company's research and development efforts, competing technologies and the products and processes that the Company develops. Dr. Hu's experience as an educator aids his ability to communicate and inform the Board about technology and industry developments and trends. The Board also benefits from Dr. Hu's experience on the boards of other publicly-held technology companies.

        Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board in May 2004.

        Employment History: Since 1992, Ms. Lego has been the sole member of Lego Ventures LLC, an early stage technology consulting firm. Ms. Lego was a General Partner of The Photonics Fund, an early stage venture capital fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market, from December 1999 to December 2009. Ms. Lego was a general partner at Oak Investment Partners, a venture capital firm, from 1981 to 1992. Ms. Lego previously practiced as a Certified Public Accountant with Coopers and Lybrand.

        Education: Ms. Lego has a B.A. from Williams College and an M.S. in Accounting from the New York University Stern School of Business.

        Current Board Service: Ms. Lego has served as a director of Lam Research Corporation since January 2006 and serves on its audit committee and nominating and governance committee. Ms. Lego served as the Chair of the Audit Committee of Lam Research Corporation from 2009 to 2014. In August 2013, Ms. Lego joined the board of directors of Fairchild Semiconductor International, Inc. and serves on its compensation and nominating and governance committees.

        Prior Board Service: Ms. Lego served as a director of the Cosworth Group, a private United Kingdom-based precision engineering products and services company from March 2011 to June 2013. Ms. Lego also previously served as a director and Chair of the Audit Committee of WJ Communications, Inc. from October 2004 to May 2008 and StrataLight Communication, Inc. from September 2007 to January 2009.

        Director Qualifications: Ms. Lego's financial expertise, leadership skills and experience as a director of other public companies are valuable to the Board's operations. The Board values Ms. Lego's significant experience, expertise and background in financial and accounting matters, including in the technology industry. Ms. Lego's venture capital experience aids the Board's understanding of business development, financing, strategic alternatives and industry trends.

        Mr. Marks has served as a Director of the Company since August 2003 and as Chairman of the Board since January 2011.

        Employment History: Mr. Marks has managed Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. Mr. Marks was interim Chief Executive Officer of Tesla Motors, Inc., a company that designs and manufactures electric vehicles, from August 2007 to November 2007. Mr. Marks was also a senior adviser from January 2007 to January 2008, and a member from January 2006 until January 2007, at Kohlberg Kravis Roberts & Co., a private equity firm. Mr. Marks was Chief Executive Officer of Flextronics, Inc., a leading manufacturing services provider, from January 1994 to January 2006.

        Education: Mr. Marks has a B.A. and an M.A. in Psychology from Oberlin College and an M.B.A. from Harvard Business School.

        Current Board Service: Mr. Marks has served as a director of GoPro, Inc., a company that produces mountable and wearable cameras and accessories, since February 2011 and Schlumberger Limited, an oil services company, since 2005, as well as on the Board of Trustees of The Juilliard School since December 2011.

        Prior Board Service: Mr. Marks previously served as a director of Flextronics, Inc. from 1991 to January 2008, including as Chairman of the board of directors of Flextronics, Inc. from 1993 to January 2003 and upon his retirement as Chief Executive Officer in January 2006 until his retirement from the board of directors in January 2008. Mr. Marks also previously served as a director of Calix Networks, Inc.

from 2009 to December 2010, Sun Microsystems, Inc. from April 2007 to January 2010 and Crocs, Inc. from August 2004 to July 2008.

        Director Qualifications: Mr. Marks has experience serving as the chief executive officer of a large, complex, publicly-held technology company, which brings valuable senior leadership, management and operational expertise to the Board. The Board also values Mr. Marks' significant experience, expertise and background in financial and accounting matters, including in the technology industry. Mr. Marks' private equity experience adds value to the Board's understanding of business development, financing, strategic alternatives and industry trends. Mr. Marks' experience as a director for other public companies provides valuable insights with regard to the operation of the Board and its role in overseeing the Company.

        Mr. Mehrotra has served as a Director of the Company since July 2010.

        Employment History: Mr. Mehrotra co-founded the Company in 1988 and has been the President and Chief Executive Officer of the Company since January 2011. Mr. Mehrotra previously served in various executive roles for the Company, including as President and Chief Operating Officer, Executive Vice President and Chief Operating Officer, Senior Vice President of Product Development, Vice President of Product Development, and Director of Design Engineering. Mr. Mehrotra has 35 years of experience in the non-volatile semiconductor memory industry, including engineering and management positions at Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra is the named inventor on more than 70 patents and has published numerous articles in the area of non-volatile memory design and flash memory systems.

        Education: Mr. Mehrotra has a B.S. and an M.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley.

        Current Board Service: Mr. Mehrotra has served as a director of Cavium, Inc. since July 2009, and currently also serves on the Global Semiconductor Alliance, the Semiconductor Industry Association, the Engineering Advisory Board at the University of California, Berkeley, and the Stanford Graduate School of Business Advisory Council.

        Director Qualifications: Mr. Mehrotra, as the co-founder, President and Chief Executive Officer of the Company, offers a unique perspective on the industry and the Company's operations. Mr. Mehrotra brings significant senior leadership and technological and industry expertise to the Board. The Board values Mr. Mehrotra's experience with the Company as its co-founder, President and Chief Executive Officer, which gives the Board a detailed understanding of the Company's business and operations.

        Mr. Mercer has been a director of the Company since September 2013.

        Employment History: From April 2008 to April 2011, Mr. Mercer served as the Chief Executive Officer of Conexant Systems, Inc., a semiconductor solutions company that provides products for imaging, video, audio and Internet connectivity applications. Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc., a provider of software and hardware-based storage solutions, from May 2005 through November 2005. Mr. Mercer also served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc.

        Education: Mr. Mercer holds a B.S. in Accounting from California Polytechnic University.

        Current Board Service: Mr. Mercer has served as a director of QLogic Corp. since September 2010 and Polycom, Inc. since November 2007.

        Prior Board Service: Mr. Mercer served on the board of directors of Conexant from May 2003 to April 2011 and served as Chairman of the board of directors of Conexant from August 2008 to April 2011. In addition to Conexant, Mr. Mercer served on the boards of directors of Adaptec, Inc. from November 2003 to October 2008, SMART Modular Technologies (WWH), Inc. from June 2007 to January 2009, and Palm, Inc. from June 2005 until July 2010 when Palm was acquired by Hewlett-Packard Company.

        Director Qualifications: Mr. Mercer has significant senior management and operational experience over the last 29 years in a number of technology companies. Mr. Mercer's experience as a senior executive officer, including as both chief executive officer and chief financial officer, of high growth technology companies gives him a strong skill set in planning, operations, compliance and finance matters. Further, Mr. Mercer has significant public board experience, which adds to his relevant knowledge and experience.

Board Governance

Corporate Governance Principles and Committee Charters

        The Board has adopted a set of Corporate Governance Principles, which address important governance policies that assist the Board in following corporate practices that serve the best interests of the Company and its stockholders, including establishing the Board's procedures for reviewing resignations submitted pursuant to the Company's majority voting standard. Stockholders can access the Corporate Governance Principles by clicking on "Corporate Governance" at www.sandisk.com/IR. The Company will also provide copies of the Corporate Governance Principles free of charge to any stockholder who sends a written request to: Investor Relations, c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035.

        The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charters for the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are available by clicking on "Corporate Governance" at www.sandisk.com/IR. The Company will also provide copies of any charter free of charge to any stockholder who sends a written request to: Investor Relations, c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035.

Communications with the Board

        The Company encourages stockholder communications with its Board and has adopted a policy governing such communications. Under this policy, individuals may communicate with the Board by sending an email to the Board's attention at: BOD@sandisk.com, or by writing to: Board of Directors, c/o Investor Relations, SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035. Communications that are intended specifically for non-management Directors should be sent to the attention of the Chair of the Nominating and Governance Committee. The Company will deliver correspondence to the Board unless the communication is unrelated to the Board's duties, such as spam, junk mail, advertisements, mass mailings, solicitations, job inquiries or the communication is otherwise irrelevant.

Board Meetings and Attendance

        The Board held seven meetings during fiscal year 2014. During fiscal year 2014, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period for which such person has been a Director and (ii) the total number of meetings held by all committees of the Board on which such person served during the period for which such Director served on the Board. The Company encourages each incumbent Director and each nominee to the Board to attend its Annual Meeting of Stockholders. All of the Director nominees attended that meeting.

Audit Committee

        The Audit Committee of the Board (the "Audit Committee") held ten meetings during fiscal year 2014. The Audit Committee, which during fiscal year 2014 consisted of Ms. Lego (Chair), Mr. Federman, Mr. Gomo and Mr. Mercer, oversees on behalf of the Board the integrity of the Company's financial statements and the appointment, compensation, qualifications, independence and performance of the Company's independent registered public accounting firm, the Company's compliance with legal and regulatory requirements and the performance of the Company's internal accounting, audit and financial controls. As part of its oversight and review of the Company's independent registered public accounting firm, the Audit Committee reviews, on an annual basis, the qualifications, independence and performance of the Company's audit engagement team, and monitors the rotation and selection of the partner-in-charge on the Company's audit engagement team as required by law (including providing input and guidance on which partner to select), which occurs once every five years. In connection with monitoring the rotation and selection of the partner-in-charge on the Company's audit engagement team, which rotation is set to occur after the completion of the fiscal year 2015 audit, the Audit Committee will review the performance of the Company's independent registered public accounting firm beginning in 2015.

        The Audit Committee also regularly reviews the Company's enterprise risk assessment and mitigation processes and assists the Board with its oversight and annual review of the Company's enterprise risk management. The Audit Committee is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting or other professional consultants selected by the Audit Committee, for any matters relating to its purposes. The Board adopted a written charter for the Audit Committee, which was last reviewed and approved in March 2015. The Board has determined that each member of the Audit Committee is an "audit committee financial expert" as defined by the SEC. The Board has also determined that each member of the Audit Committee is an "independent director" as defined by NASDAQ listing standards and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

Compensation Committee

        The Compensation Committee of the Board (the "Compensation Committee") held eleven meetings during fiscal year 2014. The Compensation Committee during fiscal year 2014 consisted of Mr. Federman (Chair), Mr. Gomo, Mr. DeNuccio (through February 3, 2014), and, as of February 10, 2014 and December 12, 2014, Mr. Mercer and Mr. Hartenstein, respectively. The Compensation Committee has authority for establishing the general compensation policies of the Company, reviewing and setting the compensation of the Company's executive officers, as defined by NASDAQ listing standards and Rule 16a-1(f) of the Exchange Act (the "Section 16 Officers"), evaluating the performance of the Company's Section 16 Officers, administering the Company's incentive and employee stock purchase plans, including the review and grant of incentive awards to the Company's Section 16 Officers, and recommending to the Board appropriate compensation programs for non-employee directors of the Company (including any equity award policies for non-employee directors). The Board adopted a charter for the Compensation Committee, which was last reviewed and approved in March 2015. The charter requires, in part, that the Compensation Committee consist of no fewer than three Directors who satisfy the independence requirements of NASDAQ and applicable law. The Board has determined that each member of the Compensation Committee satisfies such independence requirements.

        While the Compensation Committee has primary authority for the administration of the Company's incentive plans for the Company's Section 16 Officers, the Board has delegated concurrent authority to the Compensation Committee and a committee that may consist of one or more Directors (the "Secondary Board Committee") as well as a committee that may consist of one or more executive officers of the Company (the "Secondary Executive Committee") for certain other types of share-based awards. The Secondary Board Committee may only grant share-based awards (including stock options and restricted stock units ("RSUs")) to employees who are not Section 16 Officers. In fiscal year 2014, the Secondary Board Committee consisted of Mr. Mehrotra. The Secondary Executive Committee may only grant stock options (but not RSUs or other share-based awards) to employees who are not Section 16 Officers. In fiscal year 2014, the Secondary Executive Committee consisted of Judy Bruner, the Company's Executive Vice President, Administration and Chief Financial Officer and Donald Robertson, the Company's Vice President and Chief Accounting Officer. Share-based awards to the Section 16 Officers are made exclusively by the Compensation Committee, and share-based awards to non-employee directors of the Company are recommended by the Compensation Committee to the Board for approval.

        Processes and Procedures.    For information on the responsibilities and activities of the Compensation Committee, including the processes and procedures for the consideration and determination of Director and executive compensation, see "Director Compensation" and "Executive Compensation-Compensation Discussion and Analysis."

        Independent Compensation Consultant.    Pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the expense of the Company, independent counsel and other advisors as it deems necessary or appropriate to assist the Compensation Committee in carrying out its duties. Under its charter, the Compensation Committee has the express authority to decide whether to retain a compensation consultant to assist in the evaluation of the Company's compensation programs. If the Compensation Committee decides, in its discretion, to retain a compensation consultant, the Compensation Committee has the sole authority to retain and terminate such consultant engaged to assist in the evaluation of the compensation of the Company's Section 16 Officers (including all of the Named Executive Officers, who are identified below in "Compensation Discussion and Analysis"). In fiscal year 2014, the Compensation Committee retained Farient Advisors ("Farient"), an outside compensation consultant, to assist in analyzing the Company's peer companies for fiscal year 2015 compensation, and to provide information on compensation-related trends and developments in the Company's industry and fiscal year 2015 peer companies, including equity award practices. Compensia, Inc. ("Compensia"), an outside compensation consultant that the Company had previously engaged, evaluated the competitiveness of the Company's executive compensation programs relative to the Company's fiscal year 2014 peer companies and provided information on compensation-related trends and developments in the Company's industry and fiscal year 2014 peer companies, including equity award practices.

        Compensation Committee Interlocks and Insider Participation.    The Compensation Committee during fiscal year 2014 consisted of Mr. Federman (Chair), Mr. Gomo, Mr. DeNuccio (through February 3, 2014), and, as of February 10, 2014 and December 12, 2014, Mr. Mercer and Mr. Hartenstein, respectively. In fiscal year 2014, no member of the Compensation Committee was a current or former executive officer or employee of the Company. See "Certain Transactions and Relationships" for a description of a transaction occurring during fiscal year 2014 involving Mr. Federman and transactions occurring during fiscal year 2014 involving Dr. Hu, each of which requires disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended December 28, 2014.

        Analysis of Risk in Compensation Programs.    In setting compensation, the Compensation Committee also considers the risks to the Company's stockholders, and the Company as a whole, arising out of the Company's compensation programs. In March 2015, the Company's management met to discuss and assess the risk profile of the Company's compensation programs. Their review considered risk-influencing characteristics of the overall structure and individual components of the Company's compensation program, including the Company's base salaries, incentive plans and equity plans. A report regarding management's findings was provided to the Compensation Committee for its review and consideration. Following this review and consideration, the Compensation Committee concurred with management's conclusions that the Company's compensation policies were not reasonably likely to have a material adverse effect on the Company and included many features that mitigate the likelihood of excessive risk-taking, including those discussed below.

        Balance of Compensation.    Individual elements of the Company's compensation program include base salaries, incentive compensation, and for certain of its employees, share-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance, the Company's compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

        Company Results and Pre-established Performance Measures Dictate Annual Incentives.    Under the Company's cash-based incentive plan, payments are subject to the satisfaction of specific annual performance objectives established by the Compensation Committee in advance and may be subject to reimbursement or forfeiture under the Company's clawback policy. These performance objectives were directly and specifically tied to the Company's fiscal year 2014 diluted non-GAAP earnings per share, as well as the achievement of strategic objectives for fiscal year 2014.

        Use of Long-Term Incentive Compensation.    Share-based long-term incentive compensation that vests over a period of years is a key component of the total compensation of many of the Company's employees. This vesting period encourages the Company's executives and other employees to focus on sustaining and improving the Company's long-term performance. These grants are generally made annually, so executives and other key employees always have unvested awards that could decrease significantly in value if the Company's business is not managed for the long term.

        Internal Processes Further Restrict Risk.    The Company has in place additional processes to limit risk to the Company from its compensation programs. Specifically, sales commission payments are subject to multiple internal controls regarding payout terms and payroll programs. Additionally, financial results upon which incentive compensation payments are based are subject to regular review and audit. In addition, the Company from time to time engages an external compensation consulting firm to assist in the design and review of the Company's compensation programs, as well as external legal counsel to assist with the periodic review of the Company's compensation plans to ensure compliance with applicable laws and regulations.

Nominating and Governance Committee

        The Nominating and Governance Committee of the Board held three meetings during fiscal year 2014. During fiscal year 2014, the Nominating and Governance Committee consisted of Mr. Marks (Chair), Mr. Hartenstein, and Mr. DeNuccio (through February 3, 2014). The Nominating and Governance Committee identifies, considers and recommends Director nominees to be selected by the

Board for submission to vote at the Company's annual stockholder meetings and to fill vacancies occurring between annual stockholder meetings, implements the Board's criteria for selecting new Directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the annual board and committee evaluation process. The Nominating and Governance Committee is also authorized to conduct investigations and to retain, at the expense of the Company, independent legal, accounting, financial, governance or other professional consultants selected by the Nominating and Governance Committee, for any matters relating to its purposes. The Board adopted a charter for the Nominating and Governance Committee, which was last reviewed and approved in March 2015. The Board has determined that each of the members of the Nominating and Governance Committee is an "independent director" as defined by NASDAQ listing standards.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

        Mr. Marks has served as the Chairman of the Board since January 1, 2011. Mr. Mehrotra has served as Chief Executive Officer of the Company since January 1, 2011 and as a Director since July 2010. The Board believes that it is in the Company's best interests to maintain a separation of the Chairman of the Board and the Chief Executive Officer roles because it allows the Chief Executive Officer of the Company to focus on the Company's day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

        Each of the current Directors, other than Mr. Mehrotra and Dr. Hu, is independent and the independent Directors have regular executive sessions. Following an executive session of independent Directors, one or more of the attending Directors may: (1) act as a liaison between the independent Directors and management regarding any specific feedback or issues; (2) provide management with input regarding agenda items for Board and Committee meetings; and (3) coordinate with management regarding information to be provided to the independent Directors in performing their duties. The Board believes that this approach appropriately and effectively complements the Company's current leadership structure.

        Under its charter, the Nominating and Governance Committee periodically reviews the performance of the Board and its Committees, including the functionality and effectiveness of the Board's leadership structure.

Board Role in Risk Oversight

        The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee's duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. In addition, the Audit Committee regularly reviews the Company's enterprise risk assessment and mitigation processes and assists the Board with its oversight and annual review of the Company's enterprise risk management. The Company believes this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

Consideration of Director Nominees

Identifying and Evaluating Nominees for Directors

        The Nominating and Governance Committee initiates the director nomination process by preparing a slate of potential candidates who, based on their qualifications and other information available to the Nominating and Governance Committee, appear to meet the criteria specified below and/or who have specific desirable qualities, skills or experience (based on input from the full Board). The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees. The nomination of existing Directors is not automatic, but is based on continuing qualification under the criteria set forth below and the Corporate Governance Principles of the Company. Under the Company's Corporate Governance Principles, at all times, a majority of the individuals serving as Directors must be "independent" under applicable SEC and stock exchange rules.

        After the Nominating and Governance Committee reviews a nominee's qualifications and characteristics, a new candidate will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the evaluation process, the Nominating and Governance Committee determines the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or to fill any vacancy on the Board. The Board will select the slate of nominees, including any nominee to fill a vacancy, only from candidates screened and approved by the Nominating and Governance Committee.

Stockholder-Recommended Nominees

        The Nominating and Governance Committee considers recommendations for Director nominees that are properly submitted by stockholders. In evaluating a recommended nominee ("Recommended Candidate"), the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers the membership criteria set forth under "Identifying and Evaluating Nominees for Directors" and "Director Qualifications."

        In order to be submitted properly, recommendations of a Recommended Candidate must be timely delivered to: Chair of the Nominating and Governance Committee, c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035. The recommendation must include the following written materials: (1) all information relating to the Recommended Candidate that is required to be disclosed pursuant to applicable Exchange Act rules and regulations, NASDAQ listing standards and the Company's Bylaws (including, with respect to the Recommended Candidate, such person's written consent to being named in the proxy statement as a nominee and, such person's written consent to serving as a Director if elected); (2) the name(s) and address(es) of the recommending stockholder(s) and the amount of the Company's securities owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the Recommended Candidate's qualifications, with a focus on the criteria described below under "Director Qualifications;" (4) a representation that each recommending stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the recommending stockholder in the recommended nomination.

        If the Recommended Candidate is intended to be considered by the Nominating and Governance Committee for recommendation to the Board for the slate of Director nominees to be voted on at an annual meeting of the Company's stockholders, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company's proxy statement for the subject annual meeting and must also comply with Exchange Act rules and regulations, NASDAQ listing standards, and the provisions for stockholder proposals set forth in the Company's Bylaws.

Director Qualifications

        The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

  •
  Reputation for integrity, strong moral character and adherence to high ethical standards;

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  Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

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  Demonstrated business acumen and experience, and ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

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  Ability to read and understand basic financial statements and other financial information pertaining to the Company;

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  Commitment to understand the Company and its business, industry and strategic objectives;

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  Commitment and ability to regularly attend and participate in meetings of the Board, Board Committees and stockholders, the number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a Director;

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  Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

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  Good health and ability to serve;

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  For prospective non-employee Directors, independence under applicable SEC and stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee's ability to effectively serve as a Director; and

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  Willingness to accept the nomination to serve as a Director of the Company.

        Other Factors for Potential Consideration.    The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

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  Whether the prospective nominee will contribute to the Board's overall diversity of backgrounds, skills, perspectives and experiences;

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  Whether the nominee possesses the requisite education, training and experience to qualify as "financially literate" or as an "audit committee financial expert" under applicable SEC and stock exchange rules;

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  The composition of the Board and whether the prospective nominee will add to or complement the Board's existing strengths;

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  For incumbent Directors standing for re-election, the incumbent Director's performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company; the number of other company boards on which the individual serves; the composition of the Board at that time; any changed circumstances affecting the individual

    Director that may bear on his or her ability to continue to serve on the Board or his or her value to the Board; and the Company's retirement policy for Directors, as set forth in its Corporate Governance Principles; and

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  To the extent desired by the Nominating and Governance Committee, views of the other members of the Board and the Company's senior management regarding the qualifications and suitability of prospective nominees.

Director Compensation

Director Compensation Table—Fiscal Year 2014

        The following table presents information regarding the compensation earned during fiscal year 2014 to Directors who were members of the Board at any time during fiscal year 2014 and who were not also an employee of the Company (referred to herein as "Non-Employee Directors"). Directors employed by the Company are not entitled to receive additional compensation for their service as Directors; information regarding the compensation awarded to Mr. Mehrotra in fiscal year 2014 is included in "Summary Compensation Table—Fiscal Years 2012-2014" in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)(4)		Total ($)
Michael E. Marks	150,000		125,706	150,069	1,348		427,123
Kevin DeNuccio(5)	18,750		—	—	—		18,750
Irwin Federman	95,000		125,706	150,069	1,348		372,123
Steven J. Gomo	87,500		125,706	150,069	1,348		364,623
Eddy W. Hartenstein	67,850	(6)	125,706	150,069	1,348		344,973
Dr. Chenming Hu	60,000		125,706	150,069	238,848	(7)	574,623
Catherine P. Lego	90,000		125,706	150,069	1,348		367,123
D. Scott Mercer	86,676	(8)	125,706	150,069	1,449		363,900

(1)
The amounts represent the full grant date fair value of the stock awards (which term includes RSUs for purposes of this Proxy Statement) and option awards granted in fiscal year 2014 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"). For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in Note 10, "Stockholders' Equity and Share-Based Compensation," of the Notes to Consolidated Financial Statements in Item 8 "Financial Statements and Supplementary Data," of the Company's Form 10-K for the fiscal year ended December 28, 2014 filed with the SEC on February 10, 2015. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to the Directors is generally recognized over the vesting periods applicable to the awards.

(2)
In June 2014, the Company granted each of the Non-Employee Directors an annual stock option award in the amount of 6,250 shares, with an exercise price of $102.20, and an annual RSU award in the amount of 1,230 shares. Subject to the Non-Employee Director's continued service, the shares subject to each such award vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company's stockholders following the grant date.

(3)
The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Company's Non-Employee Directors as of December 28, 2014:

Director	Number of Shares Subject to Outstanding Option Awards as of December 28, 2014	Number of Unvested Shares or Units as of December 28, 2014
Michael E. Marks	6,250	1,230
Kevin DeNuccio	—	—
Irwin Federman	12,500	1,230
Steven J. Gomo	31,250	1,230
Eddy W. Hartenstein	18,750	1,230
Dr. Chenming Hu	31,250	1,230
Catherine P. Lego	37,500	1,230
D. Scott Mercer	10,958	1,230
(4)
Includes dividends accrued on unvested RSUs during fiscal year 2014.

(5)
Mr. DeNuccio resigned from the Board, effective February 3, 2014.

(6)
Includes pro rata fee of $350 which was earned by Mr. Hartenstein for his Compensation Committee service in the fourth quarter of fiscal year 2014, which was paid to Mr. Hartenstein in January 2015.

(7)
This amount includes $237,500 of compensation earned by Dr. Hu pursuant to a Consulting Services Agreement with the Company, as discussed below in "Certain Transactions and Relationships."

(8)
Includes pro rata fee of $1,051 which was earned by Mr. Mercer for his Compensation Committee service in the first quarter of fiscal year 2014.

Elements of Director Compensation

        Compensation for Non-Employee Directors during fiscal year 2014 generally consisted of annual retainers and annual share-based awards. The Compensation Committee, consisting solely of independent directors, has the primary responsibility for reviewing and considering any revisions to Non-Employee Director compensation, and recommending any such revisions to the Board for review. The Compensation Committee periodically reviews Non-Employee Director compensation. In such review, the Compensation Committee may review and consider data regarding the competitiveness of the Company's Non-Employee Director compensation program relative to the Company's peer companies and general industry trends, which data may be compiled by the Company's management and/or with the assistance of a compensation consultant. The Board reviews the Compensation Committee's recommendations and determines the amount of director compensation.

Annual Retainers

        The Company policy regarding Non-Employee Director compensation in place during fiscal year 2014 was as follows:

Type of Fee	Fiscal Year 2014
Annual Board Retainer	$60,000
Additional Annual Retainer to Chairman of the Board	$75,000
Additional Annual Retainer to Chair of Audit Committee	$30,000
Additional Annual Retainer to Chairs of Compensation Committee and Nominating and Governance Committee	$15,000
Additional Annual Retainer to non-Chair Members of Audit Committee	$20,000
Additional Annual Retainer to non-Chair Members of Compensation Committee and Nominating and Governance Committee	$7,500

        All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as Directors and as committee members.

Share-Based Awards

        Under the Company's Non-Employee Director compensation policy, as currently in effect, a Non-Employee Director who first takes office and who has not been employed by the Company in the preceding twelve (12) months receives (i) an initial option grant (the "Initial Option Grant") to purchase that number of shares of Common Stock that results from multiplying the shares subject to the Annual Option (as defined below) by the Initial Service Term (as defined below) and (ii) an initial RSU grant for a number of units determined by multiplying the shares subject to the Annual RSU (as defined below) by the Initial Service Term (the "Initial Unit Grant"). The "Initial Service Term" means a fraction with the numerator being the number of days from the date of appointment to the Board until the next scheduled Annual Meeting of Stockholders or, if no Annual Meeting of Stockholders has been scheduled, the one-year anniversary of the previous Annual Meeting of Stockholders, and the denominator being 365. In addition, on the date of each Annual Meeting of Stockholders, each Non-Employee Director who has been elected or re-elected at such Annual Meeting of Stockholders also receives (i) the Annual Option Grant, and (ii) an RSU grant for a number of units determined by dividing $125,000 by the average closing price per share of Common Stock on NASDAQ for the five (5) trading days ended on, and including, the grant date (the "Annual Unit Grant"). The initial and annual awards described in this paragraph are granted under, and are subject to, the Company's 2013 Incentive Plan (the "2013 Plan").

        Initial and Annual Stock Option Grants.    The Initial and Annual Option Grants are granted with a per share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2013 Plan and the Company's share-based award grant practices, the fair market value is equal to the closing price of a share of the Common Stock on NASDAQ on the grant date.

        The stock options granted to Non-Employee Directors are immediately exercisable. However, upon a Non-Employee Director's cessation of service with the Company, any shares purchased upon exercise of the option that have not vested (as described below) are subject to repurchase by the Company at the lower of (i) the exercise price paid for the shares or (ii) the fair market value of the shares at the time of repurchase (as determined under the 2013 Plan). This type of stock option is generally referred to as an "early exercise" stock option because the holder is permitted to exercise the option prior to the time that the underlying shares vest. Subject to the Non-Employee Director's continued service, the shares subject to the Initial Option Grant and the Annual Option Grant vest, and the Company's repurchase right lapses, in one installment on the earlier of (i) first anniversary of the grant date or (ii) the day immediately preceding the next Annual Meeting of Stockholders following the grant date.

        Once vested, each option will generally remain exercisable for fully vested shares of Common Stock (i.e., shares which are not subject to the Company's repurchase right) until its normal expiration date. Each of the options granted to the Company's Non-Employee Directors, under the 2013 Plan, has a term of seven (7) years. However, vested stock options may terminate earlier in connection with a change in control of the Company. Pursuant to the terms of the 2013 Plan, stock options granted to the Company's Non-Employee Directors will vest on an accelerated basis in connection with a change in control of the Company. Shares subject to the option that have not vested will immediately terminate (or be subject to the Company's repurchase right to the extent already purchased under the option) upon the cessation of the Non-Employee Director's service. However, the shares subject to options vest, and the Company's repurchase right lapses, in full if the Non-Employee Director's cessation of service is as a result of the Director's death or permanent disability. Non-Employee Directors generally have twelve (12) months to exercise the vested portion of the option following a cessation of service.

        The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased upon the exercise of options, whether or not such shares have vested under the option, at the same rate as the Company's other stockholders.

        Initial and Annual RSU Grants.    Each RSU awarded to the Company's Non-Employee Directors represents a contractual right to receive one share of the Common Stock if the time-based vesting requirements described below are satisfied.

        Subject to the Non-Employee Director's continued service, the units subject to the Initial Unit Grant and the Annual Unit Grant vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next Annual Meeting of Stockholders following the grant date. Pursuant to the terms of the 2013 Plan, RSUs granted to the Company's Non-Employee Directors will vest on an accelerated basis in connection with a change in control of the Company. Upon the cessation of the Non-Employee Director's service, any unvested RSUs will generally terminate. However, RSUs granted to a Non-Employee Director vest in full if the Non-Employee Director's cessation of service is as a result of the Director's death or permanent disability.

        RSUs will generally be paid in an equivalent number of shares of the Common Stock as they vest. Non-Employee Directors are not entitled to voting or dividend rights with respect to the RSUs, and the RSUs generally may not be transferred, except to the Company or to a beneficiary of the Non-Employee Director upon his or her death. However, non-Employee Directors are entitled to the following dividend equivalent rights with respect to the RSUs. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the RSUs have either been paid or terminated, then the Company will credit the Non-Employee Director's bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid RSUs (including any unvested RSUs) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

        The Board administers the 2013 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Required Vote

        The required vote for the election of each Director is as described above under "Voting Rights."

Recommendation of the Board of Directors

        The Board believes that Proposal No. 1 is in the Company's best interests and the best interests of its stockholders' and unanimously recommends a vote FOR the election of each of the Director nominees.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2016, and is asking the Company's stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal No. 2 will be required to ratify the appointment of Ernst & Young LLP.

        The Audit Committee is not required to take any action as a result of the outcome of the vote on this Proposal No. 2. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2016. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        Ernst & Young LLP has audited the Company's financial statements annually since 1991. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting and that they will have the opportunity to make a statement if they desire to do so, and respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

        The following is a summary of the fees incurred by the Company from Ernst & Young LLP for professional services rendered during fiscal years 2014 and 2013:

	2014	2013
Audit Fees(1)	$3,369,000	$3,062,000
Audit-Related Fees(2)	621,000	472,000
Tax Fees(3)	647,000	537,000
All Other Fees(4)	2,000	2,000

Total	$4,639,000	$4,073,000

(1)
Audit fees consisted of professional services provided in connection with the integrated audit of the Company's financial statements including services provided in connection with the annual audit of the Company's internal control over financial reporting and review of the Company's quarterly financial statements. The fees also include professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company.

(2)
Audit-related fees consisted primarily of accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services. The audit-related fees for 2014 included services related to the acquisition of Fusion-io, Inc. ("Fusion-io"). The audit-related fees for 2013 included services related to the issuance of convertible debt in 2013.

(3)
Tax fees primarily included tax compliance fees, including expatriate compliance services. Total compliance fees were $442,000 and $324,000 for fiscal year 2014 and 2013, respectively. Tax fees also include tax advice and tax planning fees of $205,000 and $213,000 for fiscal year 2014 and 2013, respectively.

(4)
All other fees consisted of online research tools.

        All of the fiscal year 2014 services described above were pre-approved by the Audit Committee to the extent required by Section 10A of the Exchange Act. In accordance with Section 10A of the Exchange Act, the Audit Committee may delegate to any member of the Audit Committee (referred to as the "Audit Committee Delegate") the authority to pre-approve services not prohibited by law to be performed by the Company's independent registered public accounting firm. The Audit Committee has appointed Ms. Lego as the Audit Committee Delegate and, as such, Ms. Lego has the authority to pre-approve permissible services and reports any decision to pre-approve permissible services to the full Audit Committee at its next regular meeting. In addition, from time to time, the Audit Committee has adopted and/or revised a Pre-Approval Policy under which particular services or categories of services are pre-approved.

        The Audit Committee considered the non-audit fees and services performed when assessing the independence of Ernst & Young LLP. The Audit Committee has concluded that the provision of the audit-related services, tax services and other non-audit services identified above is compatible with Ernst & Young LLP's independence.

Required Vote

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2016.

Recommendation of the Board of Directors

        The Board believes that Proposal No. 2 is in the Company's best interests and the best interests of its stockholders and unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2016.

ANNUAL REPORT ON FORM 10-K

        The Company filed its Annual Report on Form 10-K with the SEC on February 10, 2015. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to: Investor Relations, c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, CA 95035. The Annual Report on Form 10-K is also available at www.sandisk.com/IR.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 28, 2014 included in the Company's Annual Report on Form 10-K, which was filed with the SEC on February 10, 2015.

        The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

        The Audit Committee has discussed with the Company's independent registered accounting firm, Ernst & Young LLP, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (AS 16), "Communications with Audit Committees," which include, among other items, matters related to the conduct of the audit of the Company's financial statements.

        The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

        Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2014 filed with the SEC.

                      Audit Committee of the Board of Directors

                      Catherine P. Lego (Chair)
                      Irwin Federman
                      Steven J. Gomo
                      D. Scott Mercer

PROPOSAL NO. 3
ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS OF SANDISK CORPORATION

        At the Company's 2011 Annual Meeting of Stockholders, the Company's stockholders voted in favor of holding an advisory vote to approve the compensation of the Company's named executive officers every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve the compensation of the Company's named executive officers.

        In accordance with that policy and pursuant to Section 14A of the Exchange Act, the Company is asking stockholders to pass an advisory resolution commonly known as a "say-on-pay" proposal to approve the Company's compensation of its Named Executive Officers for fiscal year 2014 (who are identified below in the "Compensation Discussion and Analysis") as reported in this Proxy Statement. As described below in the "Compensation Discussion and Analysis" of this Proxy Statement, the Compensation Committee has designed the Company's compensation of its Named Executive Officers to align each Named Executive Officer's compensation with the Company's near-, medium- and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the executive officers who are crucial to the Company's long-term success. You are urged to read the "Compensation Discussion and Analysis," which describes in more detail the Company's executive compensation policies, particularly as they relate to the Named Executive Officers, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of the Company's Named Executive Officers.

        The advisory resolution gives stockholders the opportunity to express their approval of the Company's Named Executive Officer compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of the Company's stockholders and to the extent there is any significant vote against the "say-on-pay" proposal, the Compensation Committee will consider the Company's stockholders' concerns and will evaluate whether any actions are necessary to address those concerns.

        Unless the Board modifies its policy on the frequency of say-on-pay votes, the next say-on-pay vote will be held at the Company's 2016 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

        The Board believes that approval of Proposal No. 3 is in the Company's best interests and the best interests of its stockholders and unanimously recommends a vote FOR the advisory resolution to approve the compensation of the Company's Named Executive Officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

        This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers of the Company: the principal executive officer; the principal financial officer; and the three other most highly compensated individuals who were serving as executive officers as of the last day of fiscal year 2014. These individuals are referred to as the "Named Executive Officers" in this Proxy Statement and include:

  •
  Sanjay Mehrotra—President and Chief Executive Officer (principal executive officer);

  •
  Judy Bruner—Executive Vice President, Administration and Chief Financial Officer (principal financial officer);

  •
  Sumit Sadana—Executive Vice President, Chief Strategy Officer and, since April 2015, General Manager, Enterprise Solutions;

  •
  Mark Brazeal—Chief Legal Officer and Senior Vice President, IP Licensing; and

  •
  Shuki Nir—Senior Vice President, Corporate Marketing, and General Manager, Retail.

        The Company's current executive compensation programs are determined and approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee.

Executive Summary

        Business Overview and Performance.    SanDisk is a global leader in flash storage solutions with a strong history of innovative products. Flash storage technology allows digital information to be stored in a durable, compact format that retains the data even without power. The Company's flash-based products enable businesses and consumers to efficiently and effectively capture, share and preserve digital content. The Company's products include flash storage solutions for enterprise data centers and client computing platforms, as well as removable and embedded flash products for mobile devices, cameras, automotive, connected home electronics and other applications. The Company's products are used in a variety of large markets, and the Company distributes its products globally through commercial and retail channels.

  Fiscal Year 2014 Business Highlights.

  •
  Achieved record revenue of $6.63 billion, up 7% compared to fiscal year 2013.

  •
  Delivered non-GAAP operating margin of 28%, resulting in record diluted earnings per share on a non-GAAP basis of $5.60 per share, up 5% from the non-GAAP diluted earnings per share in fiscal year 2013.

  •
  Generated free cash flow of $1.5 billion, and returned 103% of free cash flow to stockholders through $1.3 billion of stock repurchases and $234 million of dividends.

  •
  Increased sales of solid state drive ("SSD") solutions by 61% on a year-over-year basis, with SSD solutions revenue representing 29% of fiscal year 2014 revenue, up from 19% of fiscal year 2013 revenue.

  •
  Completed the strategic acquisition of Fusion-io, a leading developer of flash-based PCIe hardware and software solutions, enhancing the Company's portfolio addressing enterprise and hyperscale data centers.

  •
  Began the volume ramp of the Company's 15-nanometer memory technology, the industry's most advanced NAND flash manufacturing node.

        Non-GAAP operating margin differs from what is reported under GAAP. See Annex A for information on the rationale for the use of non-GAAP financial measures and for a reconciliation of non-GAAP financial measures to the Company's results as reported under GAAP.

        The Company measures free cash flow as cash flow from operations less investments in property and equipment and net cash flows related to investments in, and loans to, the Company's manufacturing ventures with Toshiba.

        The Company uses non-GAAP measures to establish financial and strategic goals and to measure performance for executive officer compensation because the Company believes that non-GAAP measures allow management to better evaluate the core operating performance of the Company especially when comparing to the results of previous periods and to the Company's business model objectives. For reconciliation of non-GAAP to GAAP financial measures, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures," of the Company's Form 10-K for the fiscal year ended December 28, 2014.

        Fiscal Year 2014 Named Executive Officer Compensation Highlights.    During fiscal year 2014, a significant percentage of each Named Executive Officer's total compensation (as reported in the Summary Compensation Table) was at-risk, having included (1) annual performance-based cash bonus opportunities, which become payable only upon the achievement of certain financial and strategic objectives established by the Compensation Committee, which advance the Company's near-, medium-and long-term business objectives and are designed to create sustainable long-term stockholder value, (2) RSUs, the value of which is directly tied to the value of the Company's Common Stock over time, and (3) stock options, with exercise prices equal to the fair market value of the Company's Common Stock on the grant date, which become valuable only upon realized share appreciation after the grant date. Information regarding the compensation mix for the Company's Chief Executive Officer and the other Named Executive Officers, as a group, for fiscal year 2014 is set forth below.

  Fiscal Year 2014 Named Executive Officer Compensation Mix.(1)

(1)
Excludes amounts reflected in the "All Other Compensation" column of the table labeled "Summary Compensation Table—Fiscal Years 2012-2014" below.

(2)
Excludes Mr. Mehrotra, the Company's Chief Executive Officer, and Mr. Brazeal, who was hired in December 2014.

(3)
Consists of amounts reflected in the "Non-Equity Incentive Plan Compensation" column for fiscal year 2014 in the table labeled "Summary Compensation Table—Fiscal Years 2012-2014" below.

(4)
Consists of amounts reflected in the "Stock Awards" and "Option Awards" columns for fiscal year 2014 in the table labeled "Summary Compensation Table—Fiscal Years 2012-2014" below.

        A meaningful portion of the compensation for the Company's Named Executive Officers in fiscal year 2014, with the exception of Mr. Brazeal who was hired in December 2014, was based on a performance-based cash incentive program (the "2014 bonus program"), which is tied to the achievement of certain financial and strategic objectives established by the Compensation Committee at the beginning of the year. The financial objective for the 2014 bonus program was tied to the Company's non-GAAP diluted earnings per share ("EPS"). The Company's EPS for fiscal year 2014 was $5.60 per share, which was below the EPS target that drove the financial objectives portion of the 2014 bonus program, but was above the minimum EPS target whereby bonus payouts are made. In aggregate, the Company exceeded the target performance for its strategic objectives.

        Consistent with the Company's compensation philosophy described in more detail below, equity awards increase each Named Executive Officer's stake in the Company, thereby reinforcing the incentive to manage the Company's business as owners and subjecting a significant portion of the executive officer's total compensation to fluctuations in the market price of Common Stock.

Executive Compensation Program Overview

        Executive Compensation Philosophy.    SanDisk has a long-standing commitment to a compensation program guided by three basic philosophies: (1) alignment of compensation with stockholder interests, (2) pay-for-performance, and (3) compensation opportunities that are competitive so that the Company can attract, retain and motivate top-tier talent. The Compensation Committee sets a significant portion of the compensation of the executive officers, including the Named Executive Officers, based on their ability to achieve annual financial and strategic objectives that advance the Company's long-term business objectives and that are designed to create sustainable long-term stockholder value.

        Elements of Compensation Program.    As described in more detail below, the material elements of the Company's current executive compensation program for the executive officers include the following: a base salary, an annual cash bonus opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits and severance protection for certain terminations of employment. These individual compensation elements are intended to create a total compensation package for the executive officers that the Company believes achieves its compensation objectives and provides competitive compensation opportunities. Furthermore, with the exception of the severance protection, the elements of the executive officers' compensation are the same as those of the Company's broader employee population, which the Company believes also aligns the interests of the executive officers with the Company as a whole.

        Objectives of Compensation Program    The table below lists each material element of the Company's executive compensation program and the compensation objectives that it is designed to achieve:

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract and retain top-tier talent
Annual Cash Bonus Opportunity	• Pay-for-performance • Align executive officers' interests with those of stockholders • Attract, retain and motivate top-tier talent
Long-term Share-Based Incentives	• Pay-for-performance • Align executive officers' interests with those of stockholders • Attract, retain and motivate top-tier talent
401(k) Retirement Benefits	• Attract and retain top-tier talent
Severance and Other Benefits Upon Termination of Employment in Certain Circumstances	• Attract and retain top-tier talent

        The material elements described above include both fixed amounts and variable amounts, which serve distinct purposes. The Company believes that in order to attract and retain top-caliber executive officers, it needs to provide them with fixed, predictable benefit amounts that reward their continued service, and the Company provides its executive officers with base salaries, 401(k) retirement benefits and severance and other termination benefits, which are generally fixed or predictable.

        The variable elements, including the Company's annual bonus opportunity, are primarily intended to hold the executive officers, including the Named Executive Officers, accountable for their performance, although the Company believes the bonus also aligns the interests of the executive officers with those of the Company's stockholders and helps the Company attract, retain and motivate the executive officers. The Company's long-term share-based incentives are primarily intended to align the interests of the executive officers, including the Named Executive Officers, with those of the Company's stockholders, although the Company believes the share-based incentives also help hold executive officers accountable for their performance and help the Company attract, retain and motivate executive officers. The annual bonus opportunity and the long-term share-based incentives are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. The annual bonus opportunity is paid out on an annual basis to the executive officers, including the Named Executive Officers, and is designed to reward performance for that period. The long-term equity incentives are generally designed to reward performance over one or more years.

        Continued Commitment to Good Compensation Governance.    The Company endeavors to maintain good governance standards with respect to its executive compensation program. The Company has instituted the following policies, which remained in effect in fiscal year 2014, to ensure that its executive compensation program is consistent with good governance standards:

  •
  In general, the executive officers are not entitled to guaranteed, non-performance based bonuses or salary increases.

  •
  The executive officers are not entitled to tax reimbursement or tax gross-up payments in respect of perquisites or other compensation.

  •
  The Company maintains a clawback policy pursuant to which each Section 16 Officer, including each Named Executive Officer, may be required to reimburse or forfeit all or a portion of any cash-based incentive compensation received if the Company's financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements.

  •
  To align the interests of the Company's executive officers with the interests of the Company's stockholders, the Company maintains stock ownership guidelines (set forth in the Company's Corporate Governance Principles, which are available on the Company's website) that require that each executive officer retain a minimum equity ownership interest in the Company. The Company revised its stock ownership guidelines in March 2014 to, among other things, require certain levels of outright equity ownership, as discussed in more detail under "Stock Ownership Guidelines" below.

  •
  The Company's insider trading policy prohibits the Company's executive officers from short-selling the Company's Common Stock, trading in derivative securities related to the Company's securities, including the Company's Common Stock, or otherwise engaging in activities designed to hedge against the Company's Common Stock.

  •
  Perquisites and other personal benefits do not constitute a significant portion of the compensation for the executive officers. The Company's executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as other regular employees.

  •
  The Company does not currently offer, nor does the Company have plans to provide, defined benefit pension arrangements or nonqualified deferred compensation plans or arrangements to its executive officers.

        Comparison to Peer Companies.    Consistent with the compensation philosophies described above, the goal of the Company is to provide its executive officers, including the Named Executive Officers, with a compensation program that is competitive relative to its industry peers. To that end, the Compensation Committee evaluates executive compensation relative to compensation paid to similarly situated executive officers at companies determined to be peer companies of the Company. The Compensation Committee reviewed and approved the following selected peer companies for fiscal year 2014:

• Advanced Micro Devices, Inc.	• LSI Corporation
• Analog Devices, Inc.	• Marvell Technology Group Ltd.
• Applied Materials, Inc.	• Micron Technology, Inc.
• Broadcom Corporation	• NetApp, Inc.
• Freescale Semiconductor, Ltd.	• NVIDIA Corporation
• Juniper Networks, Inc.	• Seagate Technology PLC
• Lam Research Corporation	• Texas Instruments Incorporated
• Western Digital Corporation

        These peer companies were selected using criteria intended to identify companies that: (i) operate in a similar industry as the Company, (ii) compete with the Company for executive talent, and (iii) are comparable to the Company in size and growth patterns. In addition, the peer selection process targets companies that fall within an approximately 0.5x to 2x range of the Company's revenue and an approximately 0.3x to 3x multiple of the Company's market capitalization. Companies that fall outside of these parameters may be included based on relevance as product and/or labor market competitors.

        With the assistance of its independent compensation consultant, the Company adjusted its peer group to be utilized for fiscal year 2015. The 2015 peer companies were generally selected with an objective that they meet a majority of the following criteria: (i) operate in a similar industry as the Company, (ii) have at least a 5% growth in revenue, (iii) have at least 45% of revenue from non-U.S. markets, (iv) have approximately 0.4x to 2.5x range of the Company's revenue, (v) have research and development expenditures of at least 8% of revenue, (vi) have at least 35% gross margin, (vii) own and operate fabrication plants, and (viii) have multiple selling channels, including retail and commercial. Companies that fall outside of these parameters may be included based on relevance as product and/or labor market competitors. The 2015 peer companies are as follows:

• Advanced Micro Devices, Inc.	• NetApp, Inc.
• Analog Devices, Inc.	• NVIDIA Corporation
• Broadcom Corporation	• Seagate Technology PLC
• Freescale Semiconductor, Ltd.	• Symantec Corporation
• Juniper Networks, Inc.	• Texas Instruments Incorporated
• Marvell Technology Group Ltd.	• VMware, Inc.
• Micron Technology, Inc.	• Western Digital Corporation

        In evaluating competitive compensation levels, the Compensation Committee also refers to survey data, which is focused on technology-oriented companies and provided by Radford. While the Compensation Committee evaluates executive officer compensation relative to the market data, the Compensation Committee does not use a formula for determining compensation for the executive officers, including the Named Executive Officers, and therefore does not benchmark compensation at any specific levels relative to the peer companies. In setting compensation for the Named Executive Officers, the Compensation Committee reviews and considers a multitude of factors, including not only competitiveness, but also experience levels, performance achieved, specific skills or competencies, the desired pay mix between near-, medium- and long-term incentives, the Company's budget, and the Chief Executive Officer's recommendation (with respect to executive officers other than himself). In determining the appropriate levels of compensation to be paid to the executive officers, including the Named Executive Officers, the Compensation Committee also considers compensation previously realized by the executive officer in his or her employment with the Company. However, amounts realized from prior compensation were not a material factor in determining the fiscal year 2014 compensation for the Named Executive Officers.

        Processes and Procedures.    The Company's President and Chief Executive Officer (the "Chief Executive Officer") recommends to the Compensation Committee for its approval the base salary, annual bonus and long-term equity compensation levels for the executive officers other than himself, in accordance with the Compensation Committee charter. At Compensation Committee meetings pertaining to executive officer compensation, the Company's Chief Executive Officer presents compensation recommendations for the executive officers other than himself and explains to the Compensation Committee the basis and rationale for his recommendations. With respect to his recommendations, the Company's Chief Executive Officer considers the scope and responsibility of each executive officer's position, the individual performance of each executive officer and the contributions of each executive officer to the Company's performance. He also reviews survey data on the compensation of similarly situated executive officers in comparable companies based on size, location and industry, including the Company's peer companies, to the extent that there is a similarly situated executive officer. Except for the Company's Chief Executive Officer, the Company's executive officers do not have any role in determining or recommending the form or amount of compensation provided to the Named Executive Officers other than providing financial or other information as the Compensation Committee may request from time to time.

        With respect to compensation of each of the executive officers, the Compensation Committee considers the individual performance of the executive officer, the contributions of the executive officer to the Company's performance and the desired pay mix between near-, medium- and long-term incentives and deliberates to determine an appropriate level of compensation for each executive officer. With respect to the compensation of each of the executive officers other than the Company's Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer's recommendations and the basis and rationale for such recommendations, as well as the scope and responsibility of each executive officer's position. The performance of each executive officer is reviewed annually by the Compensation Committee based on whether various performance objectives were met during the preceding review period and, with respect to executive officers other than the Company's Chief Executive Officer, based on the Chief Executive Officer's feedback regarding the performance of each executive officer. Each executive officer is given a performance rating based on the Compensation Committee's review, which is then used in the Compensation Committee's review and analysis of such executive officer's overall compensation. During the course of its deliberations, the Compensation Committee may also review data pertaining to executive officer compensation data from the Company's peer companies, which data may be prepared and presented by the Company's management and/or a compensation consulting firm.

        The Company's Chief Executive Officer, Mr. Mehrotra, does not participate in the Compensation Committee deliberations that relate to his personal compensation and excuses himself from portions of the Compensation Committee meetings during which such deliberations occur. During fiscal year 2014, Mr. Mehrotra attended the portions of the meetings of the Compensation Committee relating to Company-wide compensation issues and the compensation of the executive officers other than himself.

        In fiscal year 2014, the Compensation Committee retained Farient, an outside compensation consultant, to assist in analyzing the Company's peer companies for fiscal year 2015 compensation, and to provide information on compensation-related trends and developments in the Company's industry and fiscal year 2015 peer companies, including equity award practices. Compensia, an outside compensation consultant that the Company had previously engaged, evaluated the competitiveness of the Company's executive compensation programs relative to the Company's fiscal year 2014 peer companies and provided information on compensation-related trends and developments in the Company's industry and fiscal year 2014 peer companies, including equity award practices. The Company's Chief Executive Officer has not met with Farient or Compensia with respect to his individual compensation. The Compensation Committee has reviewed its relationship with Compensia and Farient and determined that the services provided to the Company do not create any conflicts of interest.

Say-on-Pay Results

        The Board and management value the opinions of the Company's stockholders. At the 2014 Annual Meeting of Stockholders, more than 96% of the votes cast on the say-on-pay advisory vote proposal were in favor of the Company's executive compensation program. The Board and the Compensation Committee reviewed the results of the say-on-pay vote and in light of the approval of a substantial majority of the Company's stockholders of the executive compensation program, did not make any material changes to the executive compensation program. At the 2011 Annual Meeting of Stockholders, approximately 89% of the votes cast on the say-on-pay frequency vote proposal were in favor of holding a say-on-pay advisory vote every year and, consistent with those results, the Board has implemented an annual advisory vote on the Company's executive compensation program. The Board and the Compensation Committee recognize that executive pay practices and notions of sound governance principles continue to evolve, and will continue to evaluate and adapt the Company's executive compensation practices.

Elements of the Current Executive Compensation Program

Base Salaries

        The Compensation Committee generally reviews the base salaries of the executive officers, including the Named Executive Officers, in the first quarter of each year. To assist with that review, Compensia provided the Compensation Committee with a summary of the base salary levels in effect for comparable executive officers based upon industry surveys as well as the Company's peer companies (based on their published prior year's data). The Compensation Committee has typically considered such summaries, as well as internal comparables, individual performance and the Company's financial performance, in reviewing the executive officers' base salary levels. The weighting of these factors by the Compensation Committee has been subjective, and not formulaic. The Compensation Committee does not use a formula for determining the executive officers' base salaries and other forms of compensation and does not benchmark compensation at any specific levels relative to the peer companies.

        Based on the subjective factors described above, the Compensation Committee determined it was appropriate to set annual base salaries for fiscal year 2014 for Mr. Mehrotra, Ms. Bruner, Mr. Sadana, and Mr. Nir, effective as of February 25, 2014, at $1,000,000, $620,000, $516,000 and $387,000, respectively. The salary for Mr. Brazeal for fiscal year 2014 was set by the Company's Chief Executive Officer at $400,000 in connection with his appointment as Chief Legal Officer and Senior Vice President, IP Licensing in December 2014. The total base salaries effective for fiscal year 2014 for each of the Named Executive Officers are as set forth in the "Salary" column of the Summary Compensation Table.

Annual Bonus Awards

        Although none of the executive officers, including the Named Executive Officers who are currently employees of the Company, has an employment agreement or other contractual right to bonus awards for any given year (other than the change in control agreements entered into with the Named Executive Officers and the severance benefits agreement entered into with the Company's Chief Executive Officer), in recent years, the Company has granted bonus awards to the Named Executive Officers. These bonus awards were determined based on the achievement of specified performance goals, which were the same performance goals for the bonus awards provided to the Company's broader employee population. In February 2014, the Compensation Committee approved the 2014 bonus program in which the employees, including the Named Executive Officers, were participants. Bonus awards provided to the Named Executive Officers under the 2014 bonus program were designed so that they may qualify as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Messrs. Mehrotra, Sadana, and Nir. The Named Executive Officers' awards under the 2014 bonus program are based on a target bonus amount that is expressed as a percentage of base salary. Such target bonus amounts for each of Mr. Mehrotra, Ms. Bruner, Mr. Sadana, and Mr. Nir were approved by the Compensation Committee based on its review of comparable bonus opportunities at the Company's peer companies, internal comparability with percentage targets of other executive officers and the executive officer's level of responsibility, experience and knowledge. Mr. Brazeal was not eligible for an annual performance-based cash award for fiscal year 2014 as a result of his appointment to his position in December 2014. The target bonus amounts generally increase as an executive officer's responsibilities increase, reflecting the Company's compensation philosophy that as an executive officer's level of responsibility increases, a greater portion of that executive officer's total compensation should be dependent on the Company's performance.

        In February 2014, the Compensation Committee set the target bonus percentages for certain Named Executive Officers for fiscal year 2014 as follows: 150% of base salary for Mr. Mehrotra; 100% of base salary for Ms. Bruner; 90% of base salary for Mr. Sadana; and 65% of base salary for Mr. Nir. The 2014 target bonus percentages were consistent with the target bonus percentages for fiscal year 2013 with the exception of Mr. Nir's target bonus percentage, which was 5% higher than in fiscal year 2013. In accordance with Section 162(m) of the Code, the Compensation Committee established a maximum bonus amount payable to each of Mr. Mehrotra, Mr. Sadana and Mr. Nir under the 2014 bonus program of 300% of his target bonus amount in connection with the achievement of the business objectives described below. The Compensation Committee also established a maximum bonus amount payable to Ms. Bruner under the 2014 bonus program of 300% of her target bonus amount in connection with the achievement of the business objectives described below, although the compensation of the principal financial officer is not subject to Section 162(m) of the Code. Subject to the maximum target bonus amount, the Compensation Committee has the discretion to vary the individual bonuses based on the performance of the Company and the individual.

        The amount of bonuses payable under the 2014 bonus program was based on the following: (1) the Company's performance during fiscal year 2014 relative to a non-GAAP EPS target, which constituted 60% of the 2014 bonus program, and (2) the Company's performance relative to strategic objectives, which collectively constituted 40% of the 2014 bonus program. The strategic objectives approved by the Compensation Committee related to (1) memory technology in 2D NAND, (2) memory technology in 3D NAND, (3) system technology and product platform competitiveness, (4) strategic OEM customer ratings on quality and metrics related to sample approvals by strategic OEM customers, (5) diversifying client SSD business, and (6) growing and diversifying enterprise SSD business.

        In the aggregate, the Company exceeded the target performance for the strategic objectives. The Company's EPS for fiscal year 2014 was $5.60 per share, which was below the EPS target that drove the financial objectives portion of the 2014 bonus program, but was above the minimum EPS target whereby bonus payouts are made. Part II, Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures," of the Company's Form 10-K for the fiscal year ended December 28, 2014 includes a discussion of the non-GAAP financial measures used by the Company. The table within the non-GAAP financial measures discussion reconciles the Company's non-GAAP net income to the Company's GAAP-basis net income and shows how the corresponding per-share amounts were derived. The discussion following that table also includes a description of the adjustments shown in the table, including income tax adjustments.

        After the completion of fiscal year 2014, the Compensation Committee evaluated the fiscal year 2014 performance of the Company and the individual performance of each Named Executive Officer who was currently an employee of the Company. As a result of the Company's achievement against the financial and strategic objectives described above, each of the Named Executive Officers, with the exception of Mr. Brazeal, became eligible for the maximum bonus amount of 300% of his or her target bonus amount. The Compensation Committee also considered the individual performance of the Named Executive Officers eligible for a bonus award, as follows:

  •
  Mr. Mehrotra—The Compensation Committee considered Mr. Mehrotra's contributions to the Company's fiscal year 2014 financial performance and the overachievement of its 2014 strategic objectives, as well as his leadership in key decisions about future strategy.

  •
  Ms. Bruner—The Compensation Committee considered Ms. Bruner's contributions to the Company's financial matters, investor relations and other administrative and infrastructure functions and corporate management of the Company, including with respect to her leadership on the integration of Fusion-io.

  •
  Mr. Sadana—The Compensation Committee considered Mr. Sadana's contributions to the Company's overall strategy, and in particular the negotiation and closing of the acquisition of Fusion-io and its subsequent integration. The Compensation Committee also considered Mr. Sadana's leadership in expanding the Company's venture investments initiative.

  •
  Mr. Nir—The Compensation Committee considered Mr. Nir's leadership of the Company's retail strategy and business, which continued its strong profit profile, market share leadership in key markets, and introduction of new products. The Compensation Committee also considered Mr. Nir's leadership in the Company's corporate marketing strategy and achievements.

        Upon consideration of each of the foregoing company-wide and individual factors, the Compensation Committee determined that the actual bonus awards for fiscal year 2014 for the Named Executive Officers eligible for such awards should be as follows: $1,875,000 for Mr. Mehrotra (125% of his target bonus); $775,500 for Ms. Bruner (125% of her target bonus); $581,000 for Mr. Sadana (125% of his target bonus); and $315,000 for Mr. Nir (125% of his target bonus). These annual bonuses earned by the Named Executive Officers for fiscal year 2014 are also set forth in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

Clawback Policy on Bonus Awards

        The Section 16 Officers, including the Named Executive Officers, are subject to the Company's clawback policy. The Company's clawback policy provides that the Board may require reimbursement or forfeiture of all or a portion of any bonus compensation paid to such individual to the extent that (i) the Company's financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of bonus compensation previously earned by the individual is restated, and (iii) upon a determination by the Board, a lesser payment of bonus compensation would have been made to the individual based upon the restated financial results. The Board intends to revisit the Company's clawback policy once the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Act.

Long-Term Share-Based Incentive Awards

        The Company's policy is that the long-term compensation of the executive officers, including the Named Executive Officers, should be directly linked to the value provided to the Company's stockholders. Therefore, 100% of the Named Executive Officers' long-term compensation is currently awarded in the form of share-based instruments that are in, or valued by reference to, the Company's Common Stock. The Company's share-based awards have been made in the form of a combination of stock options and RSUs, although the majority of the share-based awards have historically been stock options. The number of shares of Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer's current position with the Company, the economic value of comparable awards to comparable executive officers at the Company's peer companies, the individual's potential for increased responsibility and promotion over the award term, and the individual's performance in recent periods. The Compensation Committee also takes into consideration the number of unvested share-based incentive awards held by each Named Executive Officer, in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company's executive officers, including the Named Executive Officers. Furthermore, similar to the setting of base salaries, the weighting of the above factors is subjective, and the Compensation Committee does not use a formula to determine the number or value of share-based incentive awards granted to any executive officer, including the Named Executive Officers.

        Timing.    The Compensation Committee typically grants long-term share-based incentive awards in the first quarter of the fiscal year, except for awards to new hires and awards related to the promotion and retention of current employees. However, there is no formal program, plan or policy in place at the Company or in the Compensation Committee's charter with respect to the timing of long-term share-based incentive award grants, except as set forth below with respect to grants to new employees and related to promotions and retention. The Compensation Committee has complete discretion as to when it awards long-term share-based incentive awards. There is also no program, plan or policy related to the timing of grants to the executive officers in coordination with the release of material nonpublic information. Long-term share-based incentive awards granted to new hires or to promoted employees occur after the new hire has joined the Company or, in the case of a promoted employee, after the promotion has been approved. For a newly hired or promoted executive officer, the associated stock award is granted at the next meeting of the Compensation Committee. For a newly hired or promoted employee who is not an executive officer, the associated stock award is granted by the Company's Special Option Committee or Secondary Executive Committee which generally takes actions at least once per month.

        Stock Options.    The Compensation Committee grants a portion of the long-term share-based incentive awards to the executive officers, including the Named Executive Officers, in the form of stock options with an exercise price that is equal to the fair market value of the closing price of the Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the Company's stockholders realize value on their shares. The stock options also function as a retention incentive for the Company's executive officers as they generally vest and become exercisable over a four (4) year period following the grant date. In fiscal year 2014, the Compensation Committee granted stock options to each of the Named Executive Officers. The material terms of these stock options granted in fiscal year 2014 to the Named Executive Officers are described below under "Grants of Plan-Based Awards in Fiscal 2014."

        RSUs.    The Compensation Committee grants a portion of the long-term share-based incentive awards to the executive officers, including the Named Executive Officers, in the form of RSUs. An RSU represents a contractual right to receive one share of Common Stock if the applicable vesting requirements are satisfied. The Company has determined that it is advisable to grant RSUs in addition to stock options (and in lieu of larger stock option grants) in order to minimize stock expense to the Company and dilution to stockholders as well as to attract and retain the executive officers. RSUs granted in fiscal year 2014 function as a retention incentive as they generally vest and result in the annual issuance of stock over a four (4) year period following the grant date. In fiscal year 2014, the Compensation Committee granted RSUs subject to such time-based vesting to each of the Named Executive Officers. The material terms of these RSUs granted in fiscal year 2014 to the Named Executive Officers are described below under "Grants of Plan-Based Awards in Fiscal 2014."

        In February 2014, the Compensation Committee granted RSUs and stock options to each of Mr. Mehrotra, Ms. Bruner, Mr. Sadana and Mr. Nir, as described under "Grants of Plan-Based Awards in Fiscal 2014." In December 2014, in connection with his hire, Mr. Brazeal was granted stock options by the Company's Chief Executive Officer, prior to Mr. Brazeal's appointment as an executive officer, and RSUs by the Compensation Committee upon his appointment as an executive officer. In determining such grants, the Compensation Committee and the Company's Chief Executive Officer, as applicable, considered the following general factors:

  •
  The economic value of the share-based awards granted to comparable executive officers at the Company's peer companies;

  •
  The proportional amount and value of the Named Executive Officer's unvested share-based incentive awards in comparison to the other Named Executive Officers;

  •
  The Company's financial performance in fiscal year 2013 (other than for Mr. Brazeal); and

  •
  The Named Executive Officer's expected future contributions to the Company.

The Compensation Committee and the Company's Chief Executive Officer, as applicable, also considered the following individual-specific factors:

  •
  Mr. Mehrotra—The Compensation Committee considered Mr. Mehrotra's individual performance in the recent period related to the Company's financial, operational and strategic performance and his continued leadership of the Company.

  •
  Ms. Bruner—The Compensation Committee considered Ms. Bruner's position and responsibilities as Executive Vice President, Administration and Chief Financial Officer and individual performance in the recent period related to the Company's financial matters, investor relations and other administrative and infrastructure functions, as well as corporate management of the Company.

  •
  Mr. Sadana—The Compensation Committee considered Mr. Sadana's position and responsibilities in his then current role as Executive Vice President and Chief Strategy Officer and individual performance related to the Company's overall strategy and mergers and acquisitions, as well as corporate management of the Company.

  •
  Mr. Brazeal—The Compensation Committee and the Company's Chief Executive Officer considered Mr. Brazeal's position and responsibilities as Chief Legal Officer and Senior Vice President, IP Licensing.

  •
  Mr. Nir—The Compensation Committee considered Mr. Nir's position and responsibilities as Senior Vice President, Corporate Marketing, and General Manager, Retail, and individual performance related to the Company's corporate marketing activities, retail strategy, as well as the performance of the Company's retail business.

Severance and Other Benefits Upon Termination of Employment or Change in Control

        In order to achieve the Company's compensation objective of attracting, retaining and motivating qualified executive officers, the Company believes that it needs to provide the executive officers with severance protections that are consistent with the severance protections offered by its peer companies. The Company's philosophy is that a contractual right to severance pay should exist for certain executive officers, including the Named Executive Officers, only upon certain terminations of employment in connection with a change in control of the Company, and for the Company's Chief Executive Officer, upon certain other terminations of employment.

        Severance Benefits Agreement Upon Termination of Employment.    In connection with his promotion to Chief Executive Officer in January 2011, Mr. Mehrotra and the Company entered into a separate severance agreement not related to a change in control of the Company, pursuant to which Mr. Mehrotra is entitled to severance benefits upon his termination without "cause" or voluntary resignation for "good reason" (as those terms are defined in the severance agreement) without regard to whether a change in control has occurred. The benefits payable to Mr. Mehrotra under his severance agreement are generally the same as provided for under his change in control agreement, which is discussed below, with the exception that the severance payment is two times his base salary without a multiple of bonus and he is still entitled to a pro-rata cash incentive bonus for the year in which his termination of employment has occurred. Only the equity awards which would vest over the twenty-four (24) months following Mr. Mehrotra's termination of employment would accelerate upon his termination of employment (instead of all of Mr. Mehrotra's then outstanding equity awards as provided for under his change in control agreement). In the event that Mr. Mehrotra is eligible to receive severance benefits under both his severance agreement and his change in control agreement, he will be entitled only to the severance benefits provided under his change in control agreement.

        Executive Severance Benefits Agreement Upon a Change in Control.    Uncertainty regarding the continued employment of the executive officers upon the occurrence or potential occurrence of a change in control transaction results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. However, the Company generally does not believe that the executive officers should be entitled to cash severance benefits merely because a change in control transaction occurs. In order to encourage the executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides executive officers with severance benefits pursuant to a change in control agreement, if their employment is terminated by the Company without "cause" or by the executive officer for "good reason" (as those terms are defined in the agreements) within three (3) months before or eighteen (18) months following a change in control (a "Qualifying Termination"). The Company believes that a protected period of three (3) months before and eighteen (18) months following a change in control is in line with the severance protections provided to comparable executive officers at the Company's peer companies. Given that none of the Named Executive Officers has an employment agreement that provides for a fixed position or duties, or for a fixed base salary or fixed annual bonus, absent some form of severance trigger upon "good reason," potential acquirers could constructively terminate a Named Executive Officer's employment and avoid paying severance. For example, following a change in control, an acquirer could materially demote a Named Executive Officer, reduce significantly his or her salary and/or eliminate his or her annual bonus opportunity to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. The Company believes that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and that acquirers would otherwise have an incentive to constructively terminate Named Executive Officers to avoid paying severance. As a result, the change in control agreements the Company has entered into with its Named Executive Officers permit the Named Executive Officers to terminate their employment in connection with a change in control for certain "good reasons" that the Company believes result in the constructive termination of the Named Executive Officers' employment.

        None of the change in control agreements of the Named Executive Officers provide for a tax "gross-up" obligation by the Company in the event of any excise tax payable as a result of Section 280G of the Code. Instead, the change in control agreements provide for a "Best Results" methodology (which means that if a Named Executive Officer would be subject to such excise tax, any payments and benefits must be reduced to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made). The change in control agreements are for a term of four (4) years and, with the exception of Mr. Mehrotra's agreement, provide for a severance payment of one and one-half times the annual base salary and target bonus, as well as eighteen (18) months of Company-paid medical insurance, in the event of a Qualifying Termination. Under Mr. Mehrotra's change in control agreement in effect through December 31, 2014, in the event of a Qualifying Termination, the severance payment is two times his annual base salary and target bonus and his entitlement to Company-paid medical insurance is for twenty-four (24) months. On December 21, 2014, the Company entered into a new change in control agreement with Mr. Mehrotra, effective as of January 1, 2015, pursuant to which, in the event of a Qualifying Termination, the severance payment is three times his annual base salary and target bonus and his entitlement to Company-paid medical insurance is for twenty-four (24) months.

        As discussed under "Annual Bonus Awards" and "Subsequent Committee Actions," the Compensation Committee has established a target bonus percentage for each Named Executive Officer. Severance payments under the change in control agreements are based on these target bonus percentages as in effect for the calendar year in which the change in control occurs, regardless of actual performance and regardless of whether the Compensation Committee had the discretion to award a lower bonus or no bonus. The Company believes that the use of target bonuses for this purpose is appropriate to provide certainty to the executive officers and to avoid disputes concerning the calculation of severance payments.

        The change in control agreements with the Named Executive Officers also provide certain other severance protections, such as (i) accelerated vesting of outstanding equity awards (with accelerated options to remain exercisable for twelve (12) months following termination, subject to the maximum term of the option); and (ii) executive outplacement benefits for twelve (12) months following termination (including resume assistance, career evaluation and assessment, individual career counseling, access to one or more on-line employment databases, and administrative support). Similar to cash severance benefits, the Company believes these other severance benefits are consistent with the severance arrangements of the Company's peer companies and provide the Named Executive Officers with financial and personal security during a period of time when they are likely to be unemployed.

        Please see "Potential Payments Upon Termination or Change in Control" below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

401(k) Retirement Benefits

        The Company provides a retirement benefit opportunity to its executive officers, including the Named Executive Officers, under the terms of its tax-qualified 401(k) plan. In fiscal year 2014, the Company made a discretionary matching contribution on behalf of each participant equal to one-half of the first 6% of compensation contributed to the plan by the participant. The Named Executive Officers participate in the plan on the same terms as the Company's other participating employees. The Company does not maintain any other deferred compensation (including nonqualified deferred compensation), defined benefit or supplemental retirement plans for its Named Executive Officers.

Subsequent Committee Actions

        In February 2015, the Compensation Committee established performance targets and a maximum individual bonus payout amount in connection with the Company's fiscal year 2015 annual cash incentive program (the "2015 bonus program") for the executive officers including the Named Executive Officers. The performance targets under the 2015 bonus program relate to a non-GAAP EPS goal and certain strategic objectives, the attainment of which the Compensation Committee will evaluate following the end of fiscal year 2015. For fiscal year 2015, based on the factors discussed above under "Base Salaries," the Compensation Committee set the fiscal year 2015 base salaries of the Named Executive Officers, with the exception that there were no changes to the base salary of Mr. Brazeal which was determined in connection with his hire in December 2014, as follows: Mr. Mehrotra, $1,050,000; Ms. Bruner, $651,000; Mr. Sadana, $542,000; and Mr. Nir, $420,000. These base salary adjustments, effective as of February 23, 2015, reflect increases from the most recent salaries for each of these Named Executive Officers of 5.0%, 5.0%, 5.0% and 8.5%, respectively. The target bonus percentages remained the same for each of the Named Executive Officers. Mr. Brazeal's target bonus percentage for fiscal year 2015 is 70% of his annual base salary, which was established in connection with his hire in December 2014.

        In February 2015, the Compensation Committee approved the grant of long-term share-based incentive awards to each of the Named Executive Officers, except for Mr. Brazeal who received a grant in connection with his hire in December 2014. The awards were in the form of RSUs and stock options. The stock options vest and become exercisable over a four (4) year period following the grant date. The RSUs vest and result in the annual issuance of stock over a four (4) year period following the grant date.

Stock Ownership Guidelines

        Each Director and executive officer is required to beneficially own Common Stock (within the meaning of Rule 13d-3 under the Exchange Act), with a minimum stock ownership requirement, if any, as determined by the Board from time to time. In 2014, the Company revised its stock ownership guidelines, as set forth in the Company's Corporate Governance Principles, to establish required minimum equity stakes (calculated by including shares of Company Common Stock owned outright and half a share for each Company unvested RSU) and outright equity ownership (defined as shares of Company Common Stock owned outright) for Directors and executive officers. The revised stock ownership guidelines provide for a phase-in period of five years from appointment as a Director or executive officer or from modification of the stock ownership guidelines, provided that if a Director or executive officer achieves compliance with either (or both, as the case may be) of the required equity stake and the required outright equity ownership prior to expiration of the applicable phase-in period, then the Director or executive officer must continue to comply with such holding requirement(s) as if the applicable phase-in period had expired. The revised stock ownership guidelines contain the following required minimum equity stakes and outright equity ownership:

Company Position	Required Equity Stake	Required Outright Equity Ownership
Director	5,000	3,000
Chief Executive Officer	65,000	16,250
Executive Vice President	25,000	6,250
Senior Vice President	15,000	3,750

        The Company's Directors and executive officers complied with the stock ownership guidelines in effect in fiscal year 2014.

        The Company's stock ownership guidelines are set forth in the Company's Corporate Governance Principles, which are available on the Company's website.

Insider Trading Policy

        The Company's insider trading policy prohibits the Company's employees, including executive officers, from short-selling the Company's Common Stock, trading in derivative securities related to the Company's securities, including the Company's Common Stock, or otherwise engaging in activities designed to hedge against the Company's Common Stock.

 Section 162(m) Policy

        Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company's executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company's financial performance or share-based awards in the form of restricted stock, RSUs or other forms of equity compensation, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Accounting for Share-based Compensation

        The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for the Company's executive officers, other employees, and Directors. Chief among these is ASC 718, the standard which governs the accounting treatment of share-based compensation awards.

        ASC 718 requires the Company to measure and record in the Company's consolidated statement of operations all share-based payments to executive officers, employees, and Directors based on their grant date fair values. The application of ASC 718 involves judgment in the determination of inputs into the Black-Scholes-Merton valuation model that the Company uses to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, dividend yields, and the expected term of the options. As required under GAAP, the Company reviews its valuation assumptions periodically, and, as a result, the Company's valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions the Company has used previously.

        ASC 718 also requires the Company to recognize the compensation cost of share-based payments based upon the grant date fair value of the award in the Company's consolidated statement of operations over the period that an employee or Director is required to render service in exchange for the award (which, generally, will correspond to the award's vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below for the Company's executive officers and Directors, even though the Company's executive officers and Directors may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Compensation Committee has reviewed and discussed with management the disclosures contained in the "Compensation Discussion and Analysis" of this Proxy Statement. Based upon this review and the Company's discussions, the Compensation Committee has recommended to the Company's Board that this "Compensation Discussion and Analysis" be included in this Proxy Statement.

        The foregoing report is provided by the following Non-Employee Directors, who constituted the Compensation Committee and participated in the review, discussions and recommendation referred to above with respect to the "Compensation Discussion and Analysis" of this Proxy Statement:

Compensation Committee of the Board of Directors
Irwin Federman (Chair) Steven J. Gomo Eddy Hartenstein D. Scott Mercer

EXECUTIVE COMPENSATION

Summary Compensation Table—Fiscal Years 2012—2014

        The following table presents information regarding compensation of the Named Executive Officers for services rendered during fiscal years 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sanjay Mehrotra,	2014	1,028,846		—		4,661,875	3,748,988	1,875,000	184,254	11,498,963
President & Chief	2013	946,134		—		3,231,875	3,296,606	3,063,750	100,218	10,638,583
Executive Officer(4)	2012	880,769		—		2,389,500	2,709,615	661,500	24,852	6,666,236
Judy Bruner,	2014	639,135		—		1,305,325	954,634	775,500	59,100	3,733,694
Executive Vice President,	2013	593,516		—		904,925	853,477	1,275,000	32,605	3,659,523
Administration & Chief Financial Officer	2012	561,808		—		788,535	836,892	276,800	11,567	2,475,602
Sumit Sadana,	2014	532,000		—		932,375	681,881	581,000	56,902	2,784,158
Executive Vice President,	2013	494,757		—		646,375	609,626	960,000	32,049	2,742,807
Chief Strategy Officer and General Manager, Enterprise Solutions	2012	430,769	(5)	—		1,731,625	634,009	211,000	9,474	3,016,877
Mark Brazeal,	2014	30,769		100,000	(7)	1,481,850	605,223	—	104	2,217,946
Chief Legal Officer and Senior Vice President, IP Licensing(6)
Shuki Nir,	2014	397,614		—		783,195	572,780	315,000	33,017	2,101,606
Senior Vice President, Corporate Marketing, and General Manager, Retail

(1)
The amounts shown represent the full grant date fair value of the stock awards and option awards granted to the Named Executive Officers during the fiscal year as computed in accordance with ASC 718. For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in Note 10, "Stockholders' Equity and Share-Based Compensation," of the Notes to Consolidated Financial Statements in Item 8 "Financial Statements and Supplementary Data," of the Company's Form 10-K for the fiscal year ended December 28, 2014 filed with the SEC on February 10, 2015. Under U.S. generally accepted accounting principles ("GAAP"), compensation expense with respect to stock awards and option awards granted to the Company's employees is generally recognized over the vesting periods applicable to the awards.

(2)
As described in the "Compensation Discussion and Analysis" under "Elements of the Current Executive Compensation Program—Annual Bonus Awards," the Named Executive Officers received bonus awards in fiscal years 2012, 2013 and 2014, in the amounts disclosed. Mr. Brazeal was not eligible for a bonus award for fiscal year 2014 as a result of his appointment to his position in December 2014.

(3)
The amounts shown include matching contributions to the Company's 401(k) Plan on behalf of certain Named Executive Officers, imputed income from term life insurance coverage, and dividends accrued on unvested RSUs.

(4)
As an employee-Director, Mr. Mehrotra did not receive additional compensation for his services as a Director in fiscal years 2012, 2013 or 2014.

(5)
Salary earned in fiscal year 2012 reflects an increased annual base salary of $475,000 per year, effective as of September 13, 2012, in connection with Mr. Sadana's promotion to Executive Vice President and Chief Strategy Officer.

(6)
Amounts shown for Mr. Brazeal are for less than a full year as Mr. Brazeal joined the Company on December 1, 2014. Mr. Brazeal was appointed as an executive officer of the Company on December 12, 2014.

(7)
The amount shown reflects a sign-on bonus, which was paid in January 2015.

Compensation of Named Executive Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers in fiscal years 2014, 2013 and 2012. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual cash incentive award in the form of either a bonus or a non-equity incentive plan compensation award and long-term equity incentives consisting of stock options and RSUs. The Named Executive Officers also earned or were paid the other benefits listed in the "All Other Compensation" column of the Summary Compensation Table, as further described in footnotes to the table.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal Year 2014 table, and the description of the material terms of the RSUs and stock options granted in fiscal year 2014 that follows the table, provides information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal year 2014. The Outstanding Equity Awards at Fiscal 2014 Year-End table and the Option Exercises and Stock Vested in Fiscal Year 2014 table provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows in "Change of Control Benefits Agreements with Named Executive Officers" is intended to further explain the potential future payments that are, or may become, payable to the Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

        As indicated above, none of the Named Executive Officers is employed pursuant to an employment agreement. As a result, their base salary and bonus opportunities are not fixed by contract. Instead, generally in the first quarter of each fiscal year, the Compensation Committee establishes the base salary level for each of the Named Executive Officers. In making its determination, the Compensation Committee considers the factors discussed above under "Elements of the Current Executive Compensation Program—Base Salaries." After the completion of fiscal year 2014, the Compensation Committee evaluated the performance of the Company and the individual performance of each Named Executive Officer during the year, and made bonus payments in March 2015 to each of the Named Executive Officers with respect to fiscal year 2014. The material terms of the bonuses paid with respect to fiscal year 2014 are described above under "Elements of the Current Executive Compensation Program—Annual Bonus Awards."

        Consistent with the Company's philosophy that a substantial portion of compensation should be contingent on the Company's performance, equity and non-equity incentive compensation, including bonus amounts, for Named Executive Officers in fiscal year 2014, the value of which, as described below under "Description of Plan-Based Awards," is significantly dependent upon Company performance, comprised a large percentage of total compensation. The Company believes this allocation of base salary and incentive compensation in proportion to total compensation is appropriate to balance the Company's dual goals of aligning the interests of executives and stockholders and providing predictable benefit amounts that reward an executive's continued service.

Grants of Plan-Based Awards in Fiscal Year 2014

        The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal year 2014 under the 2013 Plan. The material terms of each grant are described below under "Description of Plan-Based Awards."

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Sanjay Mehrotra	2/18/2014					187,500	74.59	3,748,988
	2/18/2014				62,500			4,661,875
	2/18/2014	—	1,500,000	4,500,000
Judy Bruner	2/18/2014					52,500	74.59	954,634
	2/18/2014				17,500			1,305,325
	2/18/2014		620,000	1,860,000
Sumit Sadana	2/18/2014					37,500	74.59	681,881
	2/18/2014				12,500			932,375
	2/18/2014	—	464,400	1,393,200
Mark Brazeal	12/5/2014					25,000	104.47	605,223
	12/12/2014				15,000			1,481,850
Shuki Nir	2/18/2014					31,500	74.59	572,780
	2/18/2014				10,500			783,195
	2/18/2014	—	251,550	754,650

(1)
Under the 2014 bonus program, each Named Executive Officer is eligible for a maximum bonus amount equal to 300% of his or her target bonus upon the achievement of any one of the objectives established under the 2014 bonus program. However, the Compensation Committee has the ability to exercise its discretion to adjust the actual payout to a lesser amount or to eliminate the bonus payout entirely. As a matter of practice, the Compensation Committee generally exercises discretion to pay each executive officer a lesser amount upon consideration of the actual achievement of the financial and strategic objectives in the fiscal year, the relative weightings assigned to the financial and strategic objectives by the Compensation Committee, the individual performance of the executive officer, and other factors as described under "Compensation Discussion and Analysis—Elements of the Current Executive Compensation Program—Annual Bonus Awards." Amounts under "Threshold" reflect that no payouts would have been payable under the 2014 bonus program if the Compensation Committee determined that actual achievement was sufficiently low compared against the established objectives under the 2014 bonus program and exercised its discretion to eliminate the bonus payout entirely. Amounts under "Target" reflect the target bonus amount, which would have been paid to the executive officer if each of the objectives had been achieved at 100% and the individual performance of each executive officer met his or her specified target levels, and the Compensation Committee had exercised its discretion accordingly, which, for each executive officer, would have been 100% of his or her target bonus. Actual bonuses paid under the 2014 bonus program are reflected in the "Non-Equity Incentive Plan Compensation" column of the table labeled "Summary Compensation Table" above. Mr. Brazeal was not eligible for a bonus award for fiscal year 2014 as a result of his appointment to his position in December 2014.

(2)
The amounts represent the full grant date fair value of the stock awards and option awards granted in fiscal year 2014 as computed in accordance with ASC 718. For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in Note 10, "Stockholders' Equity and Share-Based Compensation," of the Notes to Consolidated Financial Statements in Item 8 "Financial Statements and Supplementary Data," of the Company's Form 10-K for the fiscal year ended December 28, 2014 filed with the SEC on February 10, 2015. Under GAAP, compensation expense with respect to stock awards and option awards granted to the Company's employees is generally recognized over the vesting periods applicable to the awards.

Description of Plan-Based Awards

        All actual non-equity incentive plan payouts were made under the 2014 bonus program and are disclosed in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation."

        During fiscal year 2014, each Named Executive Officer was awarded time-based RSU and stock option awards. Each of these awards was granted under, and is subject to the terms of, the 2013 Plan. The 2013 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the provisions and make all required determinations under the 2013 Plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2013 Plan are generally transferable only to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

        Under the terms of the 2013 Plan, if there is a change in control of the Company, each Named Executive Officer's outstanding share-based awards granted under the plan will generally become fully vested and, in the case of options, exercisable, to the extent such outstanding awards are not substituted or assumed in connection with the transaction. Any options that would vest in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, if there is a change in control of the Company, the Compensation Committee may terminate the performance period applicable to the cash incentive award and pro-rate (based on the number of days during the performance period prior to the transaction) the bonus and performance objectives based on year-to-date performance.

Restricted Stock Units

        Each RSU reported in the table above and granted to the Named Executive Officers in fiscal year 2014 represents a contractual right to receive one share of the Company's Common Stock if the vesting requirements described below are satisfied. RSUs are credited to a bookkeeping account established by the Company on behalf of each Named Executive Officer receiving such an award. The RSUs are subject to a four (4) year vesting schedule, with 25% of the units vesting annually from the vesting commencement date. Outstanding RSUs, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply, the unvested portion of the RSU will immediately terminate upon a termination of the Named Executive Officer's employment.

        RSUs will generally be paid in an equivalent number of shares of the Company's Common Stock as they vest. The Named Executive Officers are not entitled to voting rights with respect to the RSUs. However, the Named Executive Officers are entitled to the following dividend equivalent rights with respect to the RSUs. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the RSUs have either been paid or terminated, then the Company will credit the Named Executive Officer's bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid RSUs (including any unvested RSUs) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

Stock Options

        Each stock option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2013 Plan and the Company's option grant practices, the fair market value is equal to the closing price of a share of Common Stock on NASDAQ on the applicable grant date.

        Each stock option granted to the Named Executive Officers in fiscal year 2014 is subject to a four (4) year vesting schedule, with 25% of the option vesting on first anniversary of the vesting commencement date, and the remaining 75% of the option vesting in twelve (12) substantially equal installments on each successive three (3) month anniversary thereafter. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to the Named Executive Officers in fiscal year 2014 has a term of seven (7) years. Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will generally have three (3) months to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve (12) months if the termination is on account of the Named Executive Officer's death or permanent disability. However, if a Named Executive Officer's employment is terminated by the Company for "misconduct" (as determined under the plan), outstanding stock options (whether vested or unvested) will immediately terminate.

        The stock options granted to the Named Executive Officers during fiscal year 2014 do not include any dividend or dividend equivalent rights.

Outstanding Equity Awards at Fiscal 2014 Year-End

        The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of December 28, 2014, including the vesting dates for the portions of these awards that had not vested as of that date. Additional information regarding these awards is presented in the footnotes below and in the table below under "Option Exercises and Stock Vested in Fiscal Year 2014."

	Option Awards(1)						Stock Awards(2)
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Stock Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (i)
Sanjay Mehrotra	1/3/2011	—	16,875	(4)	51.24
	2/22/2011	—	3,750	(5)	48.85
	2/17/2012	—	46,875	(6)	47.79
	2/15/2013	—	105,469	(7)	51.71
	2/18/2014	—	187,500	(8)	74.59
							1/3/2011	15,000	(10)	1,519,650
							2/22/2011	3,334	(11)	337,768
							2/17/2012	25,000	(12)	2,532,750
							2/15/2013	46,875	(14)	4,748,906
							2/18/2014	62,500	(15)	6,331,875

Totals		—	360,469					152,709		15,470,949

Judy Bruner	2/22/2011	3,712	3,713	(5)	48.85
	2/17/2012	3,094	15,469	(6)	47.79
	2/15/2013	22,968	29,532	(7)	51.71
	2/18/2014	—	52,500	(8)	74.59
							2/22/2011	3,300	(11)	334,323
							2/17/2012	8,250	(12)	835,807
							2/15/2013	13,125	(14)	1,329,694
							2/18/2014	17,500	(15)	1,772,925

Totals		29,774	101,214					42,175		4,272,749

Sumit Sadana	2/22/2011	1,237	1,238	(5)	48.85
	2/17/2012	—	11,719	(6)	47.79
	2/15/2013	—	21,094	(7)	51.71
	2/18/2014	—	37,500	(8)	74.59
							2/22/2011	1,100	(11)	111,441
							2/17/2012	6,250	(12)	633,188
							9/13/2012	12,500	(13)	1,266,375
							2/15/2013	9,375	(14)	949,781
							2/18/2014	12,500	(15)	1,266,375

Totals		1,237	71,551					41,725		4,227,160

Mark Brazeal	12/5/2014	—	25,000	(9)	104.47
							12/12/2014	15,000	(16)	1,519,650

Totals		—	25,000					15,000		1,519,650

Shuki Nir	2/22/2011	1	1,238	(5)	48.85
	2/17/2012	—	5,625	(6)	47.79
	2/15/2013	—	17,719	(7)	51.71
	2/18/2014	—	31,500	(8)	74.59
							2/22/2011	1,100	(11)	111,441
							2/17/2012	3,000	(12)	303,930
							2/15/2013	7,875	(14)	797,816
							2/18/2014	10,500	(15)	1,063,755

Totals		1	56,082					22,475		2,276,942

(1)
Each stock option reported in the table above with a grant date on or after June 13, 2013 was granted under, and is subject to, the 2013 Plan. The stock option expiration date shown in column (f) above is the latest date that the stock options may be exercised; however, the stock options may terminate earlier in certain circumstances described below. For each Named Executive Officer, the unexercisable stock options shown in column (d) above are unvested and will generally terminate if the Named Executive Officer's employment terminates.

  The exercisable stock options shown in column (c) above, and any unexercisable stock options shown in column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date upon the termination of the Named Executive Officer's employment. Unless exercised, exercisable stock options will generally terminate within three (3) months after the date of termination of employment. However, if a Named Executive Officer dies or becomes totally disabled while employed with the Company, or if their employment is terminated by the Company without cause or by the executive for good reason within three (3) months prior to or eighteen (18) months following a change in control, exercisable stock options will generally remain exercisable for twelve (12) months following the Named Executive Officer's death, disability or termination of employment. In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer's employment is terminated by the Company for "misconduct" (as determined under the plan). The stock options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company and the stock options are not assumed or replaced by an acquirer.

(2)
The shares underlying the RSUs held by the Named Executive Officers are subject to accelerated vesting in connection with certain changes in control of the Company if not assumed or replaced by an acquirer and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail above under "Grants of Plan-Based Awards" and below under "Potential Payments Upon Termination or Change in Control." Except as otherwise indicated in those sections, unvested shares underlying the RSUs will generally be forfeited upon the termination of the Named Executive Officer's employment.

(3)
The market value of stock awards reported is computed by multiplying the number of shares or units of stock reported by $101.31, the closing market price of Common Stock on December 26, 2014, the last trading day in fiscal year 2014.

(4)
The unvested portions of these stock options vested on January 3, 2015.

(5)
The unvested portions of these stock options vested on February 22, 2015.

(6)
The unvested portions of these stock options vest in five (5) substantially equal installments, beginning on February 17, 2015 and at the end of each three (3) month period thereafter.

(7)
The unvested portions of these stock options vest in nine (9) substantially equal installments, beginning on February 15, 2015 and at the end of each three (3) month period thereafter.

(8)
Of the unvested portions of these stock options, 25% of the stock options vested on February 18, 2015, and the remaining 75% of the stock options vest in twelve (12) substantially equal installments at the end of each three (3) month period thereafter.

(9)
Of the unvested portions of these stock options, 25% of the stock options will vest on December 5, 2015, and the remaining 75% of the stock options vest in twelve (12) substantially equal installments at the end of each three (3) month period thereafter.

(10)
The unvested portions of these stock awards vested on January 3, 2015.

(11)
The unvested portions of these stock awards vested on February 22, 2015.

(12)
The unvested portions of these stock awards vest in two (2) substantially equal annual installments, beginning on February 17, 2015 and on the anniversary thereafter.

(13)
The unvested portions of these stock awards vest in two (2) substantially equal annual installments, beginning on September 13, 2015 and on the anniversary thereafter.

(14)
The unvested portions of these stock awards vest in three (3) substantially equal annual installments, beginning on February 15, 2015 and on each anniversary thereafter.

(15)
The unvested portions of these stock awards vest in four (4) substantially equal annual installments, beginning on February 18, 2015 and on each anniversary thereafter.

(16)
The unvested portions of these stock awards vest in four (4) substantially equal annual installments, beginning on December 12, 2015 and on each anniversary thereafter.

 Options Exercises and Stock Vested in Fiscal Year 2014

        The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal year 2014 and the vesting during fiscal year 2014 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sanjay Mehrotra	470,531	20,157,426	53,125	3,885,477
Judy Bruner	142,912	6,631,351	15,134	1,133,606
Sumit Sadana	44,157	1,807,894	16,934	1,450,320
Mark Brazeal	—	—	—	—
Shuki Nir	28,705	1,143,758	6,559	491,094

(1)
The dollar amounts shown for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share sales price of Common Stock at exercise and the exercise price of the options.

(2)
The dollar amounts shown for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. As prescribed by the SEC's disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, the Company has assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 28, 2014 and that the price per share of Common Stock is equal to $101.31, the closing price per share on December 26, 2014 (the last trading day in fiscal year 2014).

        In addition to the change in control and termination benefits described below, outstanding share-based awards held by the Company's Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of the Company's equity incentive plans as noted under "Grants of Plan-Based Awards in Fiscal Year 2014" and "Outstanding Equity Awards at Fiscal 2014 Year-End" above. The estimated value of accelerated vesting under the Company's equity incentive plans is covered below under the description of these Named Executive Officers' severance arrangements.

        The Company has calculated the value of any option award or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full "spread" value for option awards and the full price per share of Common Stock for stock awards).

Change of Control Benefits Agreements with Named Executive Officers

        The Company has entered into a change of control agreement with each Named Executive Officer. The agreements are substantially identical (except as noted below with respect to Mr. Mehrotra) and provide for certain benefits to be paid to the Named Executive Officer in connection with a change of control and/or termination of employment with the Company under the circumstances described below.

        Change of Control Benefits.    Upon a "Change of Control" (as defined in the change of control agreement) of the Company, for purposes of the Named Executive Officer's vesting in then outstanding and unvested performance-based equity awards, the Named Executive Officer will be deemed to have met the performance objectives as of the end of the specified performance measuring period if the Named Executive Officer remains an employee as of the end of such period. Any performance-based awards that do not vest solely by meeting the performance objectives shall continue to vest in accordance with the terms of the applicable award agreement by assuming the performance objective is met.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event a Named Executive Officer's employment is terminated by the Company (or a successor) without "Cause" (and not on account of the Named Executive Officer's death or disability) or by the Named Executive Officer for "Good Reason" (as those terms are defined in the change of control agreement) within three (3) months before or eighteen (18) months following a Change of Control of the Company (a "Qualifying Termination"), the Named Executive Officer will be entitled to severance pay that includes: (i) a lump sum cash payment equal to one and one-half times (two times for Mr. Mehrotra) the sum of (A) the Named Executive Officer's annual base salary as of the Change of Control or termination of employment, whichever is greater, plus (B) the Named Executive Officer's annual target bonus for the calendar year of termination; (ii) for a period of eighteen (18) months (plus six (6) additional months for Mr. Mehrotra) following the termination date (or, if earlier, until the date the Named Executive Officer becomes eligible for coverage under the health plan of a future employer), premiums for 18 months' (24 months' in the case of Mr. Mehrotra) continuation of the same or equivalent health insurance coverage for the Named Executive Officer and his or her eligible dependents (if applicable) as the Named Executive Officer was receiving immediately prior to the termination; (iii) accelerated vesting of the Named Executive Officer's equity awards to the extent outstanding on the termination date and not otherwise vested, with accelerated options to remain exercisable for one (1) year following the termination (subject to the maximum term of the option and to any right that the Company may have to terminate options in connection with the Change of Control); and (iv) if requested, for a period of twelve (12) months following the termination, executive-level outplacement benefits (which shall include at least resume assistance, career evaluation and assessment, individual career counseling, access to one or more on-line employment databases (with research assistance provided), and administrative support). On December 21, 2014, the Company entered into a new change of control agreement with Mr. Mehrotra, effective as of January 1, 2015, pursuant to which, in the event of a Qualifying Termination, the severance payment is three times his annual base salary and target bonus and his entitlement to Company-paid medical insurance is for twenty-four (24) months. If following a Change of Control, an excise tax imposed by Section 4999 of the Code would apply to any payments or benefits received by a Named Executive Officer, then his or her benefits shall be either (a) paid in full or (b) delivered to a lesser extent such that no portion would be subject to the excise tax, whichever results in the greatest after-tax benefit to the Named Executive Officer.

        The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their change of control agreement had their employment with the Company terminated on December 28, 2014 under the circumstances described above.

Name	Estimated Total Value of Cash Payment ($)	Estimated Total Value of Insurance Coverage Continuation ($)(1)	Estimated Total Value of Equity Acceleration ($)(2)	Estimated Value of Outplacement Benefits ($)	Total ($)
Sanjay Mehrotra	5,000,000	45,594	29,262,637	25,000	34,333,231
Judy Bruner	1,860,000	34,196	8,163,021	25,000	10,082,217
Sumit Sadana	1,470,600	34,196	6,967,569	25,000	8,497,365
Mark Brazeal	1,020,000	33,859	1,519,650	25,000	2,598,509
Shuki Nir	957,825	32,226	4,363,480	25,000	5,378,531

(1)
This amount includes estimated health insurance premiums.

(2)
This amount includes option awards and stock awards. The amount for option awards is calculated based on the number of shares of Common Stock that would have been subject to acceleration multiplied by the difference between the closing price of the Common Stock on December 26, 2014 (the last trading day in fiscal year 2014) of $101.31 per share and the exercise price of the stock option. The amount for stock awards is calculated based on the number of shares of Common Stock that would have been subject to acceleration multiplied by the closing price of the Common Stock on December 26, 2014 of $101.31 per share.

        Severance Benefits—Termination of Employment Not in Connection with Change in Control.    In connection with his promotion to Chief Executive Officer in January 2011, Mr. Mehrotra and the Company entered into a severance agreement pursuant to which Mr. Mehrotra is entitled to severance benefits upon his termination without cause or voluntary resignation for good reason (as those terms are defined in the severance agreement) without regard to whether a change of control has occurred. The benefits payable to Mr. Mehrotra under his severance agreement are generally the same as provided for under his change of control agreement with the exception that the bonus component of the severance is comprised of Mr. Mehrotra's pro-rata cash incentive bonus for the year in which his termination of employment occurs instead of a multiple of his target bonus, and only those equity awards which would have vested over the twenty-four (24) months following Mr. Mehrotra's termination of employment would have accelerated upon his termination of employment, instead of all of Mr. Mehrotra's then outstanding equity awards as provided for under the change of control agreement. In the event that Mr. Mehrotra is eligible to receive severance benefits under both his severance agreement and his change of control agreement, he will be entitled only to the severance benefits provided under his change of control agreement. Assuming Mr. Mehrotra's employment was terminated without "cause" or he resigned for "good reason" (as such terms are defined in the severance agreement) and not in connection with a "Change of Control" (as defined in his change of control agreement) on the last day of fiscal year 2014, the estimated total cash values of Mr. Mehrotra's cash payment, insurance coverage continuation, equity acceleration and outplacement assistance under his severance agreement would have been the following: $3,500,000, $45,594, $16,393,681 and $25,000, respectively, for a total amount of $19,964,275.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company regarding the ownership of Common Stock as of March 2, 2015 by each Director and Named Executive Officer and all current Directors and executive officers of the Company as a group.

        The beneficial ownership reported in the tables below is based upon 209,586,352 shares of Common Stock outstanding on March 2, 2015. For each individual, the total number of shares of Common Stock beneficially owned represents shares held outright plus shares which such individual has the right to acquire either on or within 60 days after March 2, 2015, including upon the exercise of a stock option or the vesting of RSUs. Such potential acquisitions of Common Stock within 60 days of March 2, 2015 are not deemed outstanding for the purpose of computing the percentage owned by any other individual. Unless otherwise indicated and subject to applicable community property laws, the persons named in the following tables have sole voting and investment power with respect to all shares of Common Stock.

	Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares Owned Outright	Number of Shares Exercisable on or within 60 days after March 2, 2015(1)	Total Beneficial Shares	Percentage Owned
Mark Brazeal	—	—	—	*
Judy Bruner(2)	55,002	46,182	101,184	*
Irwin Federman	28,780	12,500	41,280	*
Steven J. Gomo	6,021	31,250	37,271	*
Eddy W. Hartenstein	25,064	18,750	43,814	*
Dr. Chenming Hu	3,106	31,250	34,356	*
Catherine P. Lego(3)	204,096	37,500	241,596	*
Michael E. Marks(4)	32,184	6,250	38,434	*
Sanjay Mehrotra(5)	80,406	88,594	169,000	*
D. Scott Mercer	4,580	10,958	15,538	*
Shuki Nir	3,762	7,875	11,637	*
Sumit Sadana	12,879	16,538	29,417	*
All current directors and executive officers as a group (13 persons)(6)	466,457	321,584	788,041	*

*
Less than 1% of the outstanding Common Stock.

(1)
Consists of shares subject to outstanding options granted to the Directors or executive officers that were exercisable on or within 60 days after March 2, 2015. Some of the shares subject to those options granted to the Directors are currently unvested and would be subject to a repurchase right of the Company that lapses over time, if such options were exercised.

(2)
Includes 55,002 shares held in the name of a trust for the benefit of Ms. Bruner and her spouse.

(3)
Includes 201,110 shares held in the name of a trust of which Ms. Lego is the trustee.

(4)
Includes 20,000 shares held by limited liability companies controlled by Mr. Marks.

(5)
Includes 80,406 shares held in the name of a trust for the benefit of Mr. Mehrotra and his spouse.

(6)
Includes 321,584 shares subject to outstanding options granted to the Directors or executive officers that were exercisable on or within 60 days after March 2, 2015.

        The following table sets forth certain information about entities of which the Company is aware, based solely on filings made with the SEC, to be beneficial owners of 5% or more of the Common Stock based on 209,586,352 shares of Common Stock outstanding as of March 2, 2015:

	Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned
BlackRock, Inc.(1)	13,104,333	6.3%
55 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.(2)	14,221,310	6.8%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Neuberger Berman LLC(3)	11,392,417	5.4%
605 3rd Avenue
New York, New York 10158
Clearbridge Investments, LLC(4)	14,123,272	6.7%
620 8th Avenue
New York, New York 10018

(1)
Number of shares beneficially owned is reported as of December 31, 2014 and based on the Schedule 13G/A filed by BlackRock, Inc. on January 30, 2015 with the SEC. BlackRock's Schedule 13G/A disclosed that it has the sole dispositive power with respect to 13,104,333 shares of Common Stock and sole voting power with respect to 11,105,209 shares of Common Stock.

(2)
Number of shares beneficially owned is reported as of December 31, 2014 and based on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2015 with the SEC. The Vanguard Group's Schedule 13G/A disclosed that it has the sole voting power with respect to 383,771 shares of Common Stock, sole dispositive power with respect to 13,854,139 shares of Common Stock and shared dispositive power with respect to 367,171 shares of Common Stock.

(3)
Number of shares beneficially owned is reported as of December 31, 2014 and based on the Schedule 13G filed by Neuberger Berman LLC on February 11, 2015 with the SEC. Neuberger Berman LLC's Schedule 13G disclosed that it has shared dispositive power with respect to 11,392,417 shares of Common Stock and shared voting power with respect to 9,102,805 shares of Common Stock.

(4)
Number of shares beneficially owned is reported as of December 31, 2014 and based on the Schedule 13G/A filed by Clearbridge Investments, LLC on February 17, 2015 with the SEC. Clearbridge Investments, LLC's Schedule 13G/A disclosed that it has sole dispositive power with respect to 14,123,272 shares of Common Stock and sole voting power with respect to 13,713,952 shares of Common Stock.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, requires the Company's Directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, Directors and stockholders holding more than 10% of the outstanding capital stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

        The Company reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, the Company believes that during the fiscal year ended December 28, 2014 all required filings were timely made in accordance with the Exchange Act's requirements, except that, on January 8, 2014, Mr. Mehrotra filed one Form 4 regarding the vesting of RSUs one day late.

EQUITY COMPENSATION INFORMATION FOR PLANS OR INDIVIDUAL ARRANGEMENTS
WITH EMPLOYEES AND NON-EMPLOYEES

        The following table provides information as of December 28, 2014 with respect to the shares of Common Stock that may be issued under the Company's existing equity compensation plans. Other than as described in footnote (4) to the following table, there are no assumed plans under which any options to acquire shares or other share-based awards may be granted.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(2)	9,159,762	(3)(4)(5)	$52.70	18,465,271	(6)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A

Total	9,159,762		$52.70	18,465,271

(1)
Weighted average exercise price of outstanding options; excludes RSUs.

(2)
Consists of the Company's Amended and Restated 2005 Incentive Plan, as amended (the "2005 Plan"), the 2013 Plan, including options and RSUs incorporated from the 2005 Plan and options from the 1995 Stock Option Plan (together with the 2005 Plan, the "Predecessor Plans"), and the 2005 Amended and Restated Employee Stock Purchase Plan and the 2005 Amended and Restated International Employee Stock Purchase Plan (together with the 2005 Amended and Restated Employee Stock Purchase Plan, the "2005 Purchase Plans").

(3)
Excludes purchase rights accruing under the 2005 Purchase Plans, which have a combined stockholder-approved reserve of 10,000,000 shares. Under the 2005 Purchase Plans, each eligible employee may purchase up to 1,500 shares of Common Stock at the end of each six (6) month offering period (the last U.S. business day on or preceding February 14th and August 14th of each calendar year) at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee's entry date into that six (6) month offering period or (ii) the closing selling price per share on the purchase date.

(4)
Excludes 506,221 shares that are subject to options and other equity compensation awards that were originally granted by FlashSoft Corporation ("FlashSoft"), Fusio-io, Matrix Semiconductor, Inc. ("Matrix"), msystems Ltd. ("msystems"), Pliant Technology, Inc. ("Pliant") and SMART Storage prior to their acquisition by the Company, as set forth in this table:

Acquired Company	Award Category	Number of Securities Subject to Applicable Plan	Weighted Average Exercise Price	Weighted Average Estimated Remaining Life (yrs)
FlashSoft	RSUs	24,404	—	1.13
Fusion-io	RSUs	185,436	—	2.59
Fusion-io	Options	141,654	64.76	5.28
Matrix	Options	1,458	5.56	0.77
msystems	Options	11,116	48.01	1.80
msystems	Stock Settled Appreciation Rights	11,415	43.74	1.35
Pliant	Options	24,552	3.69	4.68
SMART Storage	Options	106,186	20.74	5.22
(5)
Includes 1,134,196 shares subject to options and 3,096,589 shares subject to RSUs outstanding under the 2013 Plan. Also includes 2,658,857 shares subject to outstanding options and 2,270,120 RSUs outstanding under the Company's Predecessor Plans. The weighted average estimated remaining life of the outstanding options is 4.44 years.

(6)
Consists of shares available for future issuance under the 2013 Plan and the 2005 Purchase Plans. As of December 28, 2014, 14,758,870 shares of Common Stock were available for issuance under the 2013 Plan and 3,706,401 shares of Common Stock were available for issuance under the combined share reserve for the 2005 Purchase Plans.

 CERTAIN TRANSACTIONS AND RELATIONSHIPS

        The Audit Committee is responsible for review, approval, or ratification of "related-person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a Director, officer, nominee for Director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company has adopted a written related person transaction policy and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

  •
  Any transaction with another company for which a related person's only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 5% of that company's shares, if the amount involved does not exceed the greater of $200,000, or 2% of that company's total annual revenue;

  •
  Compensation to executive officers determined by the Compensation Committee;

  •
  Compensation to Directors determined by the Board;

  •
  Transactions in which all security holders receive proportional benefits; and

  •
  Banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

        In accordance with the adopted policy and procedures, transactions involving related persons that are not included in one of the above categories are generally reviewed by the Company's legal department. The legal department determines whether a related person could have a material interest in such a transaction, and any such transaction is submitted to the Audit Committee for review. The Audit Committee has delegated authority to the chair of the Audit Committee to review any such transactions involving an amount less than $1,000,000. The Audit Committee or its chair, as applicable, determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

        The son of Irwin Federman, one of the Company's directors, is a Senior Manager in the business development department of the Company's Retail group. Mr. Federman's son's compensation is consistent with that of others who hold similar roles at the Company. Mr. Federman plays no personal role in determining his son's compensation or reviewing his son's performance. Mr. Federman does not receive a direct or indirect benefit from his son's position with the Company. In accordance with the related-person transaction approval policy described above, Mr. Federman's son's employment with the Company was reviewed by the legal department of the Company and submitted for review to the chair of the Audit Committee, who ratified the transaction.

        Dr. Chenming Hu, one of the Company's directors, entered into Consulting Services Agreements with the Company on October 10, 2013, January 13, 2014 and May 7, 2014 (the 'Consulting Agreements"), pursuant to which Dr. Hu provided the Company with advanced memory technology consulting services through July 14, 2014. Dr. Hu earned $237,500 in consulting fees pursuant to the Consulting Agreements in 2014. The Consulting Agreements contain substantially similar terms and include confidentiality provisions in favor of the Company. In addition to consulting fees, the Consulting Agreements provide for reimbursement, subject to the Company's written approval, of expenses incurred in the performance of work under the Consulting Agreements. The Consulting Agreement entered into on October 10, 2013 is filed as Exhibit 10.50 to the Company's Form 10-K for the fiscal year ended December 29, 2013, filed with the SEC on February 21, 2014. The Consulting Agreement entered into on January 13, 2014 is filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended March 30, 2014, filed with the SEC on May 1, 2015. The Consulting Agreement entered into on May 7, 2014 is filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 29, 2014, filed with the SEC on July 31, 2014. In accordance with the related-person transaction approval policy described above, the Consulting Agreements were reviewed by the legal department of the Company and submitted for review to the Audit Committee, which ratified the transactions.

        The Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the Company to provide indemnification of the Company's Directors and officers, and the Company's Bylaws require the Company to indemnify its Directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). In addition, each of the Company's current Directors and executive officers has entered into a separate indemnification agreement with the Company. Finally, the Company's Certificate of Incorporation and Bylaws limit the liability of Directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

        The Company intends that all future transactions between the Company and its officers, Directors, principal stockholders and their affiliates be approved by the Audit Committee or the chair of the Audit Committee, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OTHER BUSINESS

        The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting; however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of The Board of Directors,

Michael E. Marks Chairman of the Board of Directors

April 27, 2015

ANNEX A

Non-GAAP Financial Measures

Reconciliation Operating Income and Margin

	Fiscal years ended
	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
	(In millions)
GAAP Operating Income	$1,558	$1,562	$696	$1,530	$1,462
Share-based compensation	155	100	78	63	78
Amortization of acquisition-related intangible assets	127	61	52	44	14
Inventory step-up	8	—	—	—	—
Impairment of acquisition-related intangible assets	—	83	1	—	—

Non-GAAP Operating Income	$1,848	$1,806	$827	$1,637	$1,553

	Fiscal years ended
	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
GAAP Operating Margin	24%	25%	14%	27%	30%
Share-based compensation	2%	2%	2%	1%	2%
Amortization of acquisition-related intangible assets	2%	1%	1%	1%	—%
Inventory step-up	—%	—%	—%	—%	—%
Impairment of acquisition-related intangible assets	—%	1%	—%	—%	—%

Non-GAAP Operating Margin	28%	29%	16%	29%	32%

        The Company believes these non-GAAP measures provide investors the ability to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management typically monitors the business excluding these items. The Company also uses these non-GAAP measures to establish operational goals and for measuring performance for compensation purposes. However, analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, and not as a replacement for, data presented in accordance with GAAP.

        The Company believes that the presentation of non-GAAP measures, including non-GAAP net income and non-GAAP diluted net income per share, provides important supplemental information to management and investors about financial and business trends relating to the Company's operating results. The Company believes that the use of these non-GAAP financial measures also provides consistency and comparability with the Company's past financial reports.

        The Company has historically used these non-GAAP measures when evaluating operating performance because the Company believes that the inclusion or exclusion of the items described below provides an additional measure of the Company's core operating results and facilitates comparisons of the Company's core operating performance against prior periods and the Company's business model objectives. The Company has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluate the Company's ongoing core operations. Externally, the Company believes that these non-GAAP measures continue to be useful to investors in their assessment of the Company's operating performance and their valuation of the Company.

        Internally, these non-GAAP measures are significant measures used by the Company for purposes of:

  •
  evaluating the Company's core operating performance;

  •
  establishing internal budgets;

  •
  setting and determining variable compensation levels;

  •
  calculating return on investment for development programs and growth initiatives;

  •
  comparing performance with internal forecasts and targeted business models;

  •
  strategic planning; and

  •
  benchmarking performance externally against the Company's competitors.

The Company excludes the following items from its non-GAAP measures:

  •
  Share-based Compensation Expense.  These expenses consist primarily of expenses for share-based compensation, such as stock options, RSUs and the Company's employee stock purchase plan. Although share-based compensation is an important aspect of the compensation of the Company's employees, the Company excludes share-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses. Further, share-based compensation expenses are based on valuations with many underlying assumptions not in the Company's control that vary over time and may include modifications that may not occur on a predictable cycle, neither of which is necessarily indicative of the Company's ongoing business performance. In addition, the share-based compensation expenses recorded are often unrelated to the actual compensation an employee realizes. The Company believes that it is useful to exclude share-based compensation expense for investors to better understand the long-term performance of the Company's core operations and to facilitate comparison of the Company's results to the Company's prior periods and to the Company's peer companies.

  •
  Inventory Step-up.  Acquired inventory in a business combination is generally recognized at fair value less costs to sell, which is generally higher than the historical cost value of the inventory. The Company excludes these increased or "stepped-up" values of inventory when sold to provide a consistent basis for comparison across accounting periods as these costs are not representative of ongoing future costs.

  •
  Amortization and Impairment of Acquisition-related Intangible Assets.  The Company incurs amortization, and, occasionally, impairs intangible assets in connection with acquisitions. Since the Company does not acquire businesses on a predictable cycle, the Company excludes these items in order to provide investors and others with a consistent basis for comparison across accounting periods.

        From time-to-time in the future, there may be other items that the Company may exclude if it believes that doing so is consistent with the goal of providing useful information to investors and management.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow.

Fiscal Year Ended December 28, 2014
(In millions)
Net cash provided by operating activities	$1,698
Acquisition of property and equipment, net	(233)
Investment in Flash Ventures	(24)
Notes receivable proceeds from Flash Ventures, net	50

Free cash flow	$1,491

        Limitations of Relying on Non-GAAP Financial Measures.    The Company has incurred and will incur in the future, many of the costs that the Company excludes from the non-GAAP measures, including share-based compensation expense, impairment of goodwill and acquisition-related intangible assets, amortization of acquisition-related intangible assets and other acquisition-related costs, non-cash economic interest expense associated with the Company's convertible debt and income tax adjustments. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures may be different than the non-GAAP measures used by other companies.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M89320-P64918 SANDISK CORPORATION 951 SANDISK DRIve MIlPITAS, CA 95035 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElEcTRONIc DElIVERY OF FuTuRE PROXY MATERIAlS If you would like to reduce the costs incurred by SanDisk Corporation in mailing proxy materials, you can consent to receiving all future proxy statements,proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SANDISK cORPORATION 3. To pass an advisory resolution to approve the compensation of the Company's Named Executive Officers. 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2016. NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. 1a. Michael E. Marks 1b. Irwin Federman 1c. Steven J. Gomo 1d. Eddy W. Hartenstein 1e. Dr. Chenming Hu 1f. Catherine P. Lego 1g. Sanjay Mehrotra 1h. D. Scott Mercer 1. Election of Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. Nominees: For Against Abstain Yes No

M89321-P64918 SANDISK cORPORATION 951 SanDisk Drive Milpitas, cA 95035 Proxy - SanDisk corporation THIS PROXY IS SOlIcITED ON BEHAlF OF SANDISK cORPORATION'S BOARD OF DIREcTORS FOR THE ANNuAl MEETING OF STOcKHOlDERS TO BE HElD ON JuNE 18, 2015. Sanjay Mehrotra and Judy Bruner, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution and resubstitution) to represent and to vote all shares of Common Stock of SanDisk Corporation (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held on June 18, 2015 at 8:00 a.m., local time, and at any adjournments or postponements thereof, as follows: The Board of Directors recommends a vote FOR each of the director nominees listed in proposal 1 and FOR proposals 2 and 3. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the director nominees listed in proposal 1 and FOR proposals 2 and 3 and at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. This proxy may be revoked at any time before it is voted. continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.